Exhibit 4.57

AEGEAN OIL TERMINAL CORPORATION AS BORROWER

AEGEAN MARINE PETROLEUM NETWORK INC.
AS GUARANTOR

UNITED ARAB BANK P.J.S.C. AS INITIAL MANDATED LEAD ARRANGER

ABU DHABI COMMERCIAL BANK P.J.S.C. AND COMMERCIAL BANK OF DUBAI
PSC AS MANDATED LEAD ARRANGERS

NATIONAL BANK OF OMAN S.A.O.G., DUBAI BRANCH AS LEAD ARRANGER

UNITED ARAB BANK P.J.S.C.
AS AGENT

UNITED ARAB BANK P.J.S.C.
AS SECURITY AGENT

AND

THE FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 1 AS ORIGINAL LENDERS

____________________________________________

AED440,000,000 TERM LOAN FACILITY AGREEMENT

____________________________________________

35.	Calculations and Certificates	116
36.	Partial Invalidity	116
37.	Remedies and Waivers	116
38.	Amendments and waivers	116
39.	Confidentiality	119
40.	Confidentiality of Funding Rates and Reference Bank Quotations	122
41.	Counterparts	124
42.	Governing law	125
43.	Enforcement	125
Schedule 1 The Original Lenders		126
Schedule 2 Conditions Precedent		129
Part I Conditions Precedent to first Utilisation		129
Part II Conditions Precedent to second Utilisation		133
Schedule 3 Utilisation Request		134
Schedule 4 Existing Security Documents		136
Schedule 5 Form of Transfer Certificate		137
Schedule 6 Minimum Repayment Schedule		140
Schedule 7 Form of Compliance Certificate		142
Schedule 8 Timetables		144

THIS AGREEMENT is dated 7 October 2015 and made

BETWEEN:

(1)	AEGEAN OIL TERMINAL CORPORATION, a corporation duly incorporated in the Republic of the Marshall Islands, with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, P.O. Box 1405, Majuro, MH96960, Marshall Islands (the "Borrower");

(2)	AEGEAN MARINE PETROLEUM NETWORK INC., a corporation duly incorporated in the Republic of the Marshall Islands, with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, P.O. Box 1405, Majuro, MH96960, Marshall Islands (the "Guarantor");

(3)	UNITED ARAB BANK P.J.S.C. as the initial mandated lead arranger (the "Initial Mandated Lead Arranger");

(4)	ABU DHABI COMMERCIAL BANK P.J.S.C. and COMMERCIAL BANK OF DUBAI PSC as the mandated lead arrangers (the "Mandated Lead Arrangers");

(5)	NATIONAL BANK OF OMAN S.A.O.G., DUBAI BRANCH as the lead arranger (the "Lead Arranger");

(6)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the "Original Lenders");

(7)	UNITED ARAB BANK P.J.S.C. as agent of the other Finance Parties (the "Agent"); and

(8)	UNITED ARAB BANK P.J.S.C. as security agent for the Secured Parties (the "Security Agent").

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions
In this Agreement
"Accounts" means each of:
(a)	the Collection Account; and
(b)	the Facility Service Reserve Account.
"Account Pledge and Assignment Agreement" means the UAE law governed account pledge and assignment agreement made between the Borrower and the Security Agent dated on or about the Signing Date in respect of the Accounts.

"AED Equivalent" means the product of converting an amount denominated in Dollars into Dirhams at:
(a)	for so long as the Dirham is pegged to the Dollar, an exchange rate of USD1 = AED3.673; and
(b)	in the event that the Dirham ceases to be pegged to the Dollar, the Agent's spot rate of exchange at the time of conversion.
"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
"Arranger" means the Initial Mandated Lead Arranger, each Mandate Lead Arranger and the Lead Arranger.
"Authorisation" means an authorisation, consent (including an Environmental Permit), approval, resolution, licence, permit, clearance, exemption, filing, notarisation or registration, or other requirement of a governmental, judicial or other public body or authority.
"Availability Period" means the period from the Signing Date and ending on the date falling 30 days after the Initial Closing Date.
"Available Commitment" means a Lender's Commitment minus:
(a)	the amount of its participation in any outstanding Loans; and
(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.
"Available Facility" means the aggregate for the time being of each Lender's Available Commitment.
"Biennial Valuation Date" means:
(a)	31 March 2017; and
(b)	31 March of every second calendar year falling thereafter.
"Borrower Taxes" means payments of Tax to the relevant authorities, which shall not exceed the amounts for such payments in the Original Financial Model without the consent of the Agent.
"Break Costs" means the amount (if any) by which:
(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period, exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
"Business Day" means a day (other than a Friday, Saturday or Sunday) on which banks are open for general business in the UAE.
"Charged Property" means all of the assets which from time to time are, or are expressed to be, the subject of the Transaction Security.
"Collection Account" means the US$ denominated account held with the Agent in the name of the Borrower with IBAN number AE19 0460 0030 3402 4626 002 (as the same may be redesignated, substituted or replaced from time to time) and subject to the Transaction Security pursuant to the Account Pledge and Assignment Agreement.
"Commitment" means:
(a)	in relation to an Original Lender, the amount set opposite its name under the heading "Commitment" in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and
(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.
"Conditional Assignment of Leasehold Rights" means the UAE law governed assignment agreement dated on or about the Signing Date in relation to the Land Lease Agreement.
"Confidential Information" means all information relating to any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:
(a)	any member of the Group or any of its advisers; or
(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:
(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 39 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraph (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Borrower and the Agent.
"Connected Person" means:
(a)	any director, officer or person with the power to direct the policies and/or management of the Borrower or any Affiliate of the Borrower; or
(b)	any person connected to a director, officer or person with the power to direct the policies and/or management of the Borrower or any Affiliate of the Borrower, who also has a legal or beneficial interest in the Borrower or an Affiliate of the Borrower.
"Consolidated EBITDA" has the meaning given to it in Clause 23.1 (Definitions).
"Control" means, in respect of a company or entity, either ownership of more than fifty per cent. (50%) of the voting share capital (or equivalent right of ownership) of such company or entity, or power to direct its policies and management, whether by contract or otherwise.
"Default" means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
"Defaulting Lender" means any Lender:
(a)	which has failed to make its participation in a Loan available (or has notified the Agent or the Borrower (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with sub-Clause 5.4.1 of Clause 5.4 (Lenders' participation);
(b)	which has otherwise rescinded or repudiated a Finance Document; or
(c)	with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:
(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and,

payment is made within three (3) Business Days of its due date; or
(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.
"Delegate" means any delegate, agent, attorney or co trustee appointed by the Security Agent.
"DIFC" means the Dubai International Financial Centre.
"Dirhams" and "AED" means the lawful currency from time to time of the UAE.
"Disruption Event" means either or both of:
(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or
(b)	the occurrence of any other event which results in a disruption (of a technical or systems- related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
"Dollars" and "US$" means the lawful currency from time to time of the US.
"EIBOR" means, in relation to any Loan:
(a)	the applicable Screen Rate as of the Specified Time for Dirhams and for a period equal in length to the Interest Period of that Loan; or
(b)	as otherwise determined pursuant to Clause 11.1 (Unavailability of Screen Rate), and if, in either case, that rate is less than zero, EIBOR shall be deemed to be zero.

"English Security Assignment" means the English law governed assignment of contracts by way of security dated on or about the Signing Date of the Material Contracts named therein made between the Borrower and the Security Agent.
"Environment" means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:
(a)	air (including air within natural or man-made structures, whether above or below ground);
(b)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and
(c)	land (including land under water).
"Environmental Contaminant" means any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including any waste.
"Environmental Law" means any applicable law or regulation which relates to:
(a)	the pollution or protection of the Environment;
(b)	the conditions of the workplace; and/or
(c)	the generation, handling, storage, use, release or spillage of any Environmental Contaminant.
"Environmental Matters" means all or any of:
(a)	waste (including packaging waste):
(b)	contaminated land;
(c)	discharges to land, ground, surface and coastal waters and sewers;
(d)	the abstraction of water;
(e)	the extraction of natural resources;
(f)	emissions to air;
(g)	noise, vibration and light;
(h)	Dangerous Materials;
(i)	common law and nuisance, trespass and negligence;
(j)	statutory nuisance;
(k)	radiation, radioactive substances and materials; and
(l)	the conservation or protection of species, habitats, biodiversity, flora and fauna.

"Environmental Permit" means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law in order for the Obligors to comply with their respective obligations under the Finance Documents.
"Environmental and Social Requirements" means the Environmental Laws and the IFC Performance Standards.
"Equity" has the meaning given to it in Clause 23.1 (Definitions).
"Event of Default" means any event or circumstance specified as such in Clause 24 (Events of Default).
"Excess Cashflow Amount" has the meaning given to it in sub-Clause 7.2.3 (Cash sweep).
"Existing Agent" means ABN Amro Bank N.V.
"Existing Facility" means the US$73,500,000 term loan facility made available to the Borrower under the Existing Facility Agreement.
"Existing Facility Agreement" means the facility agreement dated 11 March 2013 (as amended, restated and/or supplemented from time to time) and made between, amongst others, the Borrower as borrower, the Guarantor as guarantor and the Existing Agent.
"Existing Security" means the Security Interests granted by each of the Obligors in respect of the Existing Facility.
"Existing Security Documents" means each of the documents set out in Schedule 4 (Existing Security) which creates, constitutes and/or otherwise evidences the Existing Security (as amended, restated and/or supplemented from time to time).
"Expenses Allowance" means the budgeted costs (including a forecast allowance for any reasonable additional expenses together with details of the assumptions on which such forecast is based) for the Borrower to operate the Terminal, as prepared by the Borrower on a quarterly basis and agreed in advance with the Agent.
"Facility" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).
"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.
"Facility Service Reserve Account" and "FSRA" means the AED denominated account held with the Agent in the name of the Borrower with IBAN number AE19 0460 0030 3402 4626 041 (as the same may be redesignated, substituted or replaced from time to time) and subject to the Transaction Security pursuant to the Account Pledge and Assignment Agreement.

"FATCA" means:
(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;
(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or
(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.
"FATCA Application Date" means 1 January 2017 or such other date from which a payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the Signing Date.
"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.
"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.
"Fee Letter" means any letter or letters dated on or about the Signing Date and made between the Arrangers and the Borrower (or any of the Agent or the Security Agent and the Borrower) setting out any of the fees referred to in Clause 12 (Fees).
"Final Repayment Date" means 30 September 2023.
"Finance Document" means each of:
(a)	this Agreement;
(b)	the Subordination Deed;
(c)	any Fee Letter;
(d)	any Security Document;
(e)	any Utilisation Request; and
(f)	any other document designated as such by the Agent and the Borrower.
"Finance Party" means the Agent, the Security Agent, the Arrangers and each Lender.
"Financial Indebtedness" means any indebtedness for or in respect of:
(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GMP, be treated as a finance or capital lease;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)	any advance payment or other credit in respect of the supply of goods received more than sixty (60) days before the scheduled delivery date for the goods to which it relates;
(g)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;
(h)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);
(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;
(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above; and
(k)	the supply of any goods or services which is more than sixty (60) days past the original due date for payment.
"Financial Model" means the Original Financial Model, as updated from time to time in accordance with this Agreement.
"First Repayment Date" means 30 June 2016.
"First Utilisation Amount" means the amount to be drawn by the Borrower under the Facility for application in accordance with paragraph (a) of Clause 3.1 (Purpose).
"FSRA Required Balance" means at any time after the expiry of the Moratorium Period, an amount equal to the aggregate amount of principal and accrued interest scheduled to fall due on the next Repayment Date.
"Funding Rate" means any individual rate notified by a Lender to the Agent pursuant to sub-Clause 11.4.1(b) (Cost of funds).
"GAAP" means generally accepted accounting principles in the United States of America.

"Good Industry Practice" means, at any particular time, those practices, methods, activities, techniques and standards as are in accordance with good and acceptable international oil industry standards and in accordance with modern and effective techniques, materials and methods to accomplish the desired result at the lowest reasonable cost, consistent with reliability, safety and expedition.
"Gross Development Value" means the market value of the Terminal as determined by the Valuer on a cash flow basis
"Group" means the Guarantor and its Subsidiaries for the time being.
"Guarantor Intercompany Loan" means the intercompany loan granted by the Guarantor in favour of the Borrower and in respect of which the principal outstanding amount as at the Signing Date is US$ 169,238,655.71.
"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.
"IFC Performance Standards" means the International Finance Corporation's Performance Standards on Social and Environmental Sustainability dated 1 January 2012, together with the project related IFC Environmental Health and Safety Guidelines in force at the Signing Date.
"Impaired Agent" means the Agent at any time when:
(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;
(b)	the Agent otherwise rescinds or repudiates a Finance Document;
(c)	(if the Agent is also a Lender) it is a Defaulting Lender; or
(d)	an Insolvency Event has occurred and is continuing with respect to the Agent, unless, in the case of paragraph (a) above:
(i)	its failure to pay is caused by:
(A)	administrative or technical error; or
(B)	a Disruption Event; and
payment is made within three (3) days of its due date; or
(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.
"Initial Closing Date" means the date on which the Borrower is notified by the Agent in accordance with sub-Clause 4.1.3 (Initial conditions precedent) that each of the conditions precedent referred to in Part I of Schedule 2 (Conditions Precedent) has been met in form and substance satisfactory to the Agent.

"Initial Storage Lease" means each of:
(a)	the storage lease agreement dated 11 December 2014 and made between the Borrower and House of Gas Trading DMCC;
(b)	the storage lease agreement dated 8 May 2015 and made between the Borrower and Gulf Petrochem FZC;
(c)	the storage lease agreement dated 20 May 2015 and made between the Borrower and Gulf Petrochem FZC; and
(d)	the storage lease agreement dated 14 May 2015 and made between the Borrower and Hazel Middle East FZE, in each case, as the same may be amended, restated and/or supplemented from time to time.
"Initial Valuation" means the valuation report delivered to, and accepted by, the
Agent pursuant to paragraph 8(b) of Part I of Schedule 2 (Conditions Precedent).
"Insolvency Event" in relation to a Finance Party means that the Finance Party:
(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);
(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;
(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;
(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:
(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or
(ii)	is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;
(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter;
(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or
(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
"Insurance Advisor" means Navitrust International Insurance Brokers Ltd., a company with its address at 6 Skouze Street, Piraeus 185 36, Greece.
"Insurance Assignment Agreement" means the English law governed assignment agreement dated on or about the Signing Date in relation to the operating insurance policies held by the Borrower in respect of the Terminal.
"Interest Floor Rate" means five point five zero per cent. (5.50%) per annum.
"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).
"Interpolated Screen Rate" means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:
(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and
(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan, each as of the Specified Time for Dirhams.
"KMPG" means KPMG Lower Gulf Limited, a company with trade licence number JLT-65033 and its address at Level 17, Saba Tower 1, Sheikh Zayed Rd, Jumeirah Lake Towers, Dubai, UAE.
"Land Lease Agreement" means the 25-year contract for the use of the land for the Terminal dated 23 October 2008 and made between the Borrower and the Land Lease Counterparty (as amended, restated and/or supplemented from time to time).

"Land Lease Counterparty" means the Fujairah Oil Industry Zone with its address at PO Box 990, Fujairah, UAE.
"Land Lease Payments" means all payments to the Land Lease Counterparty under the Land Lease Agreement, including the annual rent increases referred to therein.
"Lease Contract Counterparty" means any party to a Lease Contract other than the Borrower.
"Lease Contracts" means each of:
(a)	the Take or Pay Lease;
(b)	each Initial Storage Lease; and
(c)	any other contract entered into between the Borrower and a Lease Contract Counterparty relating to use of the capacity at the Terminal.
"Lender" means:
(a)	any Original Lender; and
(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 25 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.
"LMA" means the Loan Market Association.
"Loan" means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.
"Majority Lenders" means a Lender or Lenders whose Commitments aggregate more than sixty six and two thirds per cent. (662/3%) of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than sixty six and two thirds per cent. (662/3%) of the Total Commitments immediately prior to the reduction).
"Margin" means three per cent. (3.00%) per annum.
"Material Adverse Effect" means in the opinion of the Agent or the Majority Lenders, a material adverse effect on:
(a)	the business, operations, property, condition (financial or otherwise) or prospects of any Obligor or any Material Contract Counterparty;
(b)	the ability of any Obligor to perform its obligations under any Finance Document;
(c)	the ability of any Material Contract Counterparty to comply with its obligations under any Material Contract; or

(d)	the validity of enforceability of any Finance Document or any Material Contract, or the rights or remedies of any secured creditor under any Finance Document.
"Material Company" means:
(a)	an Obligor; and
(b)	any Subsidiary of the Guarantor which has earnings before interest, tax, depreciation and amortisation calculated on the same basis as Consolidated EBITDA representing ten per cent. (10%) or more of Consolidated EBITDA or has gross assets, net assets or turnover (excluding intra-group items) representing ten per cent. (10%) or more of the gross assets, net assets or turnover of the Group, calculated on a consolidated basis.
Compliance with the conditions set out in paragraph (b) above shall be determined by reference to the most recent Compliance Certificate supplied by the Guarantor and the latest audited consolidated financial statements of the Group. However, if a Subsidiary has been acquired since the date as at which the latest audited consolidated financial statements of the Group were prepared, the financial statements shall be deemed to be adjusted in order to take into account the acquisition of that Subsidiary (that adjustment being certified by the Guarantor's auditors as representing an accurate reflection of the revised Consolidated EBITDA, gross assets, net assets or turnover of the Group).
A report by the auditors of the Guarantor that a Subsidiary is not a Material Company shall, in the absence of manifest error, be conclusive and binding on all Parties.
"Material Contract Counterparty" means the Land Lease Counterparty, the Port Facilities Counterparty and any Lease Contract Counterparty.
"Material Contracts" means each of:
(a)	the Land Lease Agreement;
(b)	any Lease Contract; and
(c)	the Port Facilities Agreement.
"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;
(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period.
"Moratorium Period" means the period commencing on the first day falling after the expiry of the Availability Period and ending on the date falling five (5) Months after the last day of the Availability Period.
"New Lender" has the meaning given to that term in Clause 25 (Changes to Lenders).
"Obligors" means the Borrower and the Guarantor.
"Operating Report" means a report from the Borrower relating to the operation of the Terminal in a form satisfactory to the Agent, which shall include details of throughput data, volumes traded or stored, and a breakdown by product and payer.
"Opex" means expenditure for the regular operation and maintenance of the Terminal.
"Original Financial Model" means the spreadsheet-based financial model developed by the Borrower and the Lenders and agreed in writing between the Borrower and the Lenders and delivered to the Agent in accordance with sub-Clause 4.1.1 of Clause 4.1 (Initial conditions precedent)
"Original Financial Statements" means:
(a)	the audited consolidated financial statements of the Group for the financial year ended 31 December 2014;
(b)	the most recent unaudited financial statements of the Obligors, together with its most recent monthly management accounts; and
(c)	in relation to the Guarantor, its audited financial statements for its financial year ended 31 December 2014.
"Party" means a party to this Agreement.
"Permitted Disposal" means:
(a)	any sale, lease, transfer or other disposal of obsolete assets;
(b)	the granting of the use of capacity in the Terminal in the ordinary course of trading of the Borrower; and
(c)	any sale, transfer or other disposal where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, transfer or other disposal, other than any permitted under paragraphs (a) or (b) above) does not exceed AED3,673,000 (or its equivalent in another currency or currencies) in any financial year.

"Permitted Financial Indebtedness" means:
(a)	the Existing Facility, provided that such Financial Indebtedness is repaid and discharged in full by no later than the first Utilisation Date;
(b)	the Guarantor Intercompany Loan, provided that a portion of such Financial Indebtedness equal to the USD Equivalent of the Second Utilisation Amount is repaid and discharged in full by no later than the end of the Availability Period;
(c)	any Financial Indebtedness incurred under, or expressly permitted by this Agreement (including under any Subordinated Debt);
(d)	any trade or other similar unsecured Financial Indebtedness incurred by the Borrower in the ordinary course of trade by way of open accounts extended by suppliers of goods and services, or letters of credit opened for the benefit of suppliers of goods and services, in each case on ordinary trade terms (including no provision for the payment of interest, other than in the ordinary course of trade) for less than three hundred and sixty (360) days, which does not exceed, in aggregate, eighteen million three hundred and sixty Dirhams (AED18,360,000);
(e)	any Financial Indebtedness incurred to a relevant taxing authority in relation to any deferred payment of any Tax or judgement; and
(f)	any other Financial Indebtedness permitted by the Agent (acting on the instructions of the Majority Lenders) from time to time.
"Permitted Security Interest" means:
(a)	any Security Interest or Quasi-Security created under the Existing Security Documents, provided that all such Security Interests are discharged in full by no later than the end of the Availability Period;
(b)	any netting or set-off arrangement entered into by the Borrower in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;
(c)	any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by the Borrower for the purpose of:
(i)	hedging any risk to which the Borrower is exposed under hedging transactions permitted by this Agreement; or
(ii)	its interest rate or currency management operations which are carried out in the ordinary course of the operation of the Terminal and for non-speculative purposes only, excluding, in each case, any Security or Quasi-Security under a credit support arrangement in relation to a hedging transaction;

(d)	any lien arising by operation of law and in the ordinary course of trading;

(e)	any Security Interest or Quasi-Security entered into pursuant to any Finance Document; and
(f)	any Security Interest or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to the Borrower in the ordinary course of trading and on the supplier's standard or usual terms and not arising as a result of any default or omission by the Borrower.
"Pledge over Assets" means the UAE law governed master asset pledge agreement over the assets of the Borrower dated on or around the Signing Date and given by the Borrower in favour of the Security Agent, including all addenda and supplemental pledges issued under that document.
"Port Facilities Agreement" means the twenty five (25) year contract for the utilisation of the Oil Tanker Terminal North and Open Sea Tanker Terminal and other relevant facilities dated 7 October 2008 and made between the Borrower and the Port Facilities Counterparty (as amended, restated and/or supplemented from time to time).
"Port Facilities Counterparty" means the Port of Fujairah, with its address at PO Box 787, Fujairah, UAE.
"Port of Fujairah Payments" means payments to the Port Facilities Counterparty under the Port Facilities Agreement, which shall not exceed the amounts for such payments in the Original Financial Model without the consent of the Agent.
"Prepayment Fee" has the meaning given to it in Clause 8.10 (Prepayment fee).
"Quotation Day" means, in relation to any period for which an interest rate is to be determined, two (2) Business Days before the first day of that period unless market practice differs in the UAE interbank market in which case the Quotation Day will be determined by the Agent in accordance with market practice in the UAE interbank market (and if quotations would normally be given by leading banks in the UAE interbank market on more than one day, the Quotation Day will be the last of those days).
"Quarter" means each period of three (3) Months ending on a Quarter Date.
"Quarter Date" means 31 March, 30 June, 30 September and 31 December.
"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.
"Reference Bank Quotation" means any quotation provided to the Agent by a Reference Bank.
"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:
(a)	(other than where paragraph (b) below applies) as the rate at which the relevant Reference Bank could borrow funds in the UAE interbank market in Dirhams for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

(b)	if different, as the rate (if any and applied to the relevant Reference Bank and the relevant currency and period) which contributors to the Screen Rate are asked to submit to the relevant administrator.
"Reference Banks" means the principal UAE office of Abu Dhabi Commercial Bank P.J.S.C., Commercial Bank of Dubai psc and United Arab Bank P.J.S.C., or such other banks as may be appointed by the Agent in consultation with the Borrower.
"Relevant Testing Date" has the meaning given to such term in Clause 23.5 (Loan to Value Ratio – Cure rights).
"Repayment Dates" means the First Repayment Date and each Quarter Date falling after the First Repayment Date.
"Repayment Instalment" means, in relation to a Repayment Date, the amount set out opposite each Repayment Date in Schedule 6 (Minimum Repayment Schedule).
"Repeating Representations" means each of the representations set out in Clause 19 (Representations) but excluding Clause 19.7 (Deduction of Tax), sub-Clause 19.11.4 of Clause 19.11 (Financial statements), Clause 19.14 (Insolvency) and Clause 19.18 (Ownership).
"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
"Restricted Party" means an individual or entity that is:
(a)	listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List;
(b)	a government of a Sanctioned Country;
(c)	an agency or instrumentality of, or an entity directly or indirectly owned or controlled by, a government of a Sanctioned Country;
(d)	resident or located in, operating from, or incorporated under the laws of, a Sanctioned Country; or
(e)	otherwise a target of Sanctions ("target of Sanctions" signifying a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).
"Risk Management Policies" means the Guarantor's risk management policies, as filed with the New York Stock Exchange from time to time.
"Sanctioned Country" means any country or other territory subject to a general export, import, financial or investment embargo under any Sanctions, which, as of the date of this Agreement, include Cuba, Iran, North Korea, Sudan and Syria.

"Sanctions" means economic sanctions laws, regulations or restrictive measures administered or enforced from time to time by any Sanctions Authority.
"Sanctions Authority" means (i) the US government, (ii) the United Nations Security Council, (iii) the European Union, (iv) the United Kingdom or (v) the respective governmental institutions and agencies of any of the foregoing, including Her Majesty's Treasury ("HMT"), the Office of Foreign Assets Control of the US Department of the Treasury ("OFAC"), the US Department of Commerce and the US Department of State.
"Sanctions List" means the "Specially Designated Nationals and Blocked Persons" list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.
"Screen Rate" means the rate per annum equal to the official fixing rate which appears (before any correction, recalculation or republication by the administrator) on the page "EBOR" of the Thomson Reuters screen for Dirhams for the relevant period (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.
"Second Utilisation Amount" means the amount to be drawn by the Borrower under the Facility for application in accordance with paragraph (b) of Clause 3.1 (Purpose).
"Secured Obligations" means all obligations at any time due, owing or incurred by any Obligor to any Secured Party under the Finance Documents (including the obligations set out in clause 28.2 (Parallel debt (Covenant to pay the Security Agent)), whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or surety or in some other capacity).
"Secured Party" means a Finance Party, a Receiver or any Delegate.
"Security Document" means:
(a)	the Account Pledge and Assignment Agreement;
(b)	the Conditional Assignment of Leasehold Rights;
(c)	the English Security Assignment;
(d)	the Insurance Assignment Agreement;
(e)	the Pledge over Assets;
(f)	the Share Pledge;
(g)	the UAE Security Assignment; and

(h)	any other document designated as such by the Security Agent and the Borrower.
"Security Interest" means:
(a)	any mortgage, charge, pledge, lien, hypothecation, assignment by way of security, trust, arrangement for the purpose of providing security or other security interest of any kind in any jurisdiction;
(b)	any proprietary interest over an asset, or any contractual arrangement in relation to an asset, in each case created in relation to Financial Indebtedness and which has the same commercial effect as if security had been created over it; and
(c)	any right of set-off created by an agreement.
"Share Pledge" means the Marshall Islands law governed pledge agreement over shares entered into between the Guarantor and the Security Agent in relation to one hundred per cent. (100%) of the shares of the Borrower.
"Signing Date" means the date of this Agreement.
"Specified Time" means a day or time determined in accordance with Schedule 8 (Timetables).
"Subordinated Debt" means debt that is subordinated to amounts outstanding under the Finance Documents, on terms acceptable to the Agent.
"Subordination Deed" means the English law governed subordination deed dated on or about the Signing Date and entered into between the Security Agent and the Obligors.
"Subsidiary" means any company or entity which is directly or indirectly under the Control of another person.
"Supplemental Valuation" has the meaning given to it in sub-Clause 20.6.2 of Clause 20.6 (Valuations).
"Take or Pay Lease" means an agreement dated 9 April 2015 entered into between the Borrower and the Guarantor in respect of the use of capacity at the Terminal (as amended, restated and/or supplemented from time to time).
"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
"Terminal" means the oil terminal of the Borrower in Fujairah, UAE comprising 465,000 m3 of storage capacity in fifteen (15) tank storages, together with all ancillary facilities and infrastructure.
"Total Commitments" means the aggregate of the Commitments, being AED440,000,000 as at the Signing Date.

"Total Outstandings" has the meaning given to it in Clause 23.1 (Definitions).
"Transaction Documents" means:
(a)	the Finance Documents; and
(b)	the Material Contracts.
"Transaction Security" means the Security Interests created or evidenced or expressed to be created or evidenced under or pursuant to the Security Documents.
"Transfer Certificate" means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.
"Transfer Date" means, in relation to an assignment or a transfer, the later of:
(a)	the proposed Transfer Date specified in the relevant assignment or Transfer Certificate; and
(b)	the date on which the Agent executes the relevant assignment or Transfer Certificate.
"UAE" means the United Arab Emirates.
"UAE Security Assignment" means the UAE law governed material contracts assignment agreement dated on or about the Signing Date of the Material Contracts set out therein.
"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.
"US" means the United States of America.
"USD Equivalent" means the product of converting an amount denominated in Dirhams into Dollars at:
(a)	for so long as the Dirham is pegged to the Dollar, an exchange rate of AED1 = USD0.272; and
(b)	in the event that the Dirham ceases to be pegged to the Dollar, the Agent's spot rate of exchange at the time of conversion.
"US Tax Obligor" means an Obligor:
(a)	which is resident for tax purposes in the US; or
(b)	some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.
"Utilisation" means a utilisation of the Facility.

"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made.
"Utilisation Request" means a notice substantially in the form set out in Schedule 3 (Utilisation Request).
"Valuation" means a valuation of the Terminal:
(a)	addressed to, or capable of being relied upon by, each of the Finance Parties;
(b)	as determined by the Agent; and
(c)	in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders), and shall include the Initial Valuation and any Supplemental Valuation.
"Valuer" means ValuStrat Consulting FZCO, a company with trade licence number 288 and its address at 703 Palace Towers, Dubai Silicon Oasis, PO Box 341234, Dubai, UAE.
"VAT" means value added tax, turnover tax or sales tax and any other tax of a similar nature.
1.2	Construction
1.2.1	Unless a contrary indication appears, any reference in this Agreement to:
(a)	the "Agent", the "Arrangers", any "Finance Party", any "Lender", any "Obligor", any "Party" or the "Security Agent" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;
(b)	"assets" includes present and future properties, revenues and rights of every description;
(c)	a "Transaction Document" or any other agreement or instrument is a reference to that Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;
(d)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(e)	a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);
(f)	a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency,

department or of any regulatory, self-regulatory or other authority or organisation;
(g)	a provision of law is a reference to that provision as amended or re- enacted;
(h)	a time of day is a reference to UAE time; and
(i)	"including" shall not be by way of limitation.
1.2.2	Section, clause and schedule headings are for ease of reference only.
1.2.3	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.
1.2.4	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived.
1.2.5	Sections, clauses and Schedules are to be construed as references to the Sections and clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include its Schedules.
1.3	Third party rights
1.3.1	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of this Agreement.
1.3.2	Notwithstanding any term of any Finance Document the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2
THE FACILITY

2.	THE FACILITY
2.1	The Facility
Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in Dirhams and in an aggregate amount equal to the Total Commitments.
2.2	Finance Parties' rights and obligations
2.2.1	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.
2.2.2	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.
2.2.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
3.	PURPOSE
3.1	Purpose
The Borrower shall apply all amounts borrowed by it under the Facility towards:
(a)	firstly, repayment in full of the Existing Facility; and
(b)	secondly, the balance shall be applied in partial repayment of the Guarantor Intercompany Loan, and, in each case, payment of all breakage costs and any other fees, costs and expenses associated with such refinancing.
3.2	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4.	CONDITIONS OF UTILISATION
4.1	Initial conditions precedent
4.1.1	The Borrower may not deliver a Utilisation Request in relation to the First Utilisation Amount unless the Agent has received all of the other documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent.
4.1.2	The Borrower may not deliver a Utilisation Request in relation to the Second Utilisation Amount unless the Agent has received all of the other documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent.
4.1.3	For the purposes of this Clause 4.1, the Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.
4.2	Further conditions precedent
The Lenders will only be obliged to comply with sub-Clauses 5.4.1 to 5.4.3 of Clause 5.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:
(a)	no Default is continuing or would result from the proposed Loan;
(b)	no Material Adverse Effect has occurred or would result from the proposed Loan;
(c)	the Repeating Representations to be made by each Obligor are true in all material respects; and
(d)	the Borrower has provided evidence (if relevant), that any breach of a Material Contract which has occurred has been remedied, settled or satisfied to the satisfaction of the Lenders.
4.3	Maximum number of Loans
The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than two (2) Loans would be outstanding.

SECTION 3
UTILISATION

5.	UTILISATION
5.1	Delivery of a Utilisation Request
The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.
5.2	Completion of an Utilisation Request
5.2.1	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(a)	the proposed Utilisation Date is a Business Day within the Availability Period;
(b)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);
(c)	the proposed Interest Period complies with Clause 10 (Interest Periods);
(d)	where that Utilisation Request relates to the First Utilisation Amount, it is accompanied by a statement of account from the Existing Agent confirming the aggregate amount of all sums outstanding under or in relation to the Existing Facility and payment instructions specifying the account to which the proceeds of the relevant Loan will be credited and such other information as the Agent may reasonably require for the purposes of making that onward payment; and
(e)	where that Utilisation Request relates to the Second Utilisation Amount, it is accompanied by a statement of account from a director, officer or other authorised signatory of the Guarantor confirming the aggregate amount of all sums outstanding under or in relation to the Guarantor Intercompany Loan.
5.2.2	Only one (1) Loan may be requested in each Utilisation Request.
5.3	Currency and amount
5.3.1	The currency specified in a Utilisation Request must be Dirhams.
5.3.2	The amount of the proposed Loan must be an amount which is not more than the Available Facility and, in relation to the First Utilisation Amount, which is a minimum of AED147,000,000 or, if less, the Available Facility.

5.4	Lenders' participation
5.4.1	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.
5.4.2	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.
5.4.3	The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan by the Specified Time.
5.5	Cancellation of Commitment
The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT
6.1	Repayment of Loans
6.1.1	Subject to Clause 8 (Prepayment and Cancellation), the Borrower shall repay the Loans by paying to the Agent (for the account of the Lenders) the relevant Repayment Instalment on each Repayment Date.
6.1.2	Notwithstanding any other provision of the Finance Documents, the Borrower shall repay the Loans in full on or before the Final Repayment Date.
6.2	Reborrowing
The Borrower may not reborrow any part of the Facility which is repaid.
7.	OPERATION OF THE ACCOUNTS
7.1	General terms
7.1.1	The Borrower authorises the Agent to maintain each Account for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
7.1.2	No non-payment or partial payment by an Obligor of any sums due and payable to the Secured Parties under the Finance Documents as a result of:
(a)	a shortfall in funds available in any Account;
(b)	the restrictions on the withdrawal and use of funds standing to the credit of the Accounts set out in this Clause 7 or the Account Pledge and Assignment Agreement; or
(c)	the order in which payments are to be made pursuant to sub-Clause 7.2.2 (Withdrawals from the Collection Account), shall affect the obligations of any Obligor to make all payments required to be made to the Secured Parties on the due date for payment in accordance with the Finance Documents.
7.1.3	All amounts from time to time standing to the credit of the Facility Service Reserve Account shall bear interest at the rate reasonably determined by the Agent to be the rate offered by the Agent to customers of similar standing to the Borrower for comparable amounts and comparable periods. This interest shall be credited to the Facility Service Reserve Account.
7.1.4	The terms of this Agreement shall override (to the extent of any inconsistency) any terms agreed between the Borrower and the Agent (as account holding bank) in relation to the maintenance and operation of any Account.

7.1.5	The Agent may charge the Borrower transaction charges and other fees for the operation and maintenance of each Account in accordance with the Agent's standard practice. The Agent may debit these charges and fees from the Collection Account when due.
7.1.6	The Agent, in its capacity as account holding bank, acknowledges that each Account is subject to the Transaction Security pursuant to the terms of the Account Pledge and Assignment Agreement and agrees with the Security Agent not to claim or exercise, any lien, right of set-off, right to combine or consolidate accounts or any other Security Interest with respect to any Account unless that claim or exercise is for the benefit of the Secured Parties in connection with the recovery of amounts outstanding under the Finance Documents.
7.2	The Collection Account
7.2.1	Payments in to the Collection Account
(a)	The Borrower shall ensure that:
(i)	all payments due under the Material Contracts, including:
(A)	payments for capacity and services at the Terminal under any Lease Contract; and
(B)	all other payments under the Material Contacts, including claims for liquidated and other damages and all compensation proceeds and other amounts; and
(ii)	all amounts transferred from the FSRA in accordance with paragraph (b) of sub-Clause 7.3.2 (Withdrawals from the FSRA), are, in each case, made by direct payment into the Collection Account.
7.2.2	Withdrawals from the Collection Account
(a)	No withdrawals may be made from the Collection Account except as set out in this sub-Clause 7.2.2.
(b)	The Borrower authorises the Agent, at any time and without notice to the Borrower, to debit the Collection Account and apply such debited funds towards discharge of any of the Borrower's unpaid obligations under the Finance Documents.
(c)	The balance standing to the credit of the Collection Account shall only be applied in the following order of priority:
(i)	firstly, in or towards payment of the Land Lease Payments;
(ii)	secondly, in or towards payment of the Port of Fujairah Payments;

(iii)	thirdly, in or towards payment of the Borrower Taxes;
(iv)	fourthly, in or towards payment of the Opex;
(v)	fifthly, in or towards payment pro rata of any unpaid fees, costs and expenses then due and payable by an Obligor to the Agent or the Security Agent under the Finance Documents;
(vi)	sixthly, in or towards payment pro rata of any unpaid fees, costs and expenses then due and payable by an Obligor to any other Finance Party under the Finance Documents;
(vii)	seventhly, in or towards payment of any accrued interest then due and payable by an Obligor but unpaid under this Agreement;
(viii)	eighthly, in or towards payment of any Repayment Instalment then due and payable;
(ix)	ninthly, in or towards payment pro rata of any other sum then due and payable by an Obligor but unpaid under the Finance Documents (excluding, for the avoidance of doubt, any amounts payable in accordance with paragraph (xii) below);
(x)	tenthly, to pay to the Facility Service Reserve Account an amount sufficient to ensure that the balance standing to the credit of the Facility Service Reserve Account immediately following such transfer is at least equal to the relevant FSRA Required Balance applicable at that time;
(xi)	eleventh, in or towards the retention in the Collection Account of an amount equal to the Expenses Allowance applicable to the next Quarter; and
(xii)	finally, (on each Repayment Date falling after the expiry of the Moratorium Period) the aggregate remaining balance (if any) standing to the credit of the Collection Account shall be applied in accordance with sub-Clause 7.2.3 (Cash sweep).
(d)	Where any amount referred to in paragraph (c) above is due for payment in Dirhams, the funds standing to the credit of the Collection Account shall be applied in or towards that payment at the AED Equivalent rate.
7.2.3	Cash sweep
(a)	In the event that there remains any amount standing to the credit of the Collection Account in accordance with paragraph (c)(xii) of sub-Clause 7.2.2 (Withdrawals) (the "Excess Cashflow Amount"), the Excess Cashflow Amount shall only be applied as follows:

(i)	firstly, a portion of the Excess Cashflow Amount determined in accordance with paragraph (b) below (the "Relevant Excess Cash Prepayment Amount") shall be applied in prepayment of the Loans in accordance with Clause 8.4 (Excess Cashflow); and
(ii)	thereafter, the remainder of the Excess Cashflow Amount shall be transferred to such account as the Borrower may direct.
(b)	The Relevant Excess Cash Prepayment Amount on each Repayment Date shall be the lower of:
(i)	an amount equal to fifty per cent. (50%) of the Excess Cashflow Amount; and
(ii)	an amount equal to:
(A)	if the prepayment occurs on or before the second anniversary of the Initial Closing Date, USD5,000,000;

(B)	if the prepayment occurs after the second anniversary of the Initial Closing Date but on or before the fourth anniversary of the Initial Closing Date, USD4,000,000;

(C)	if the prepayment occurs after the fourth anniversary of the Initial Closing Date but on or before the sixth anniversary of the Initial Closing Date, USD3,000,000; and

(D)	if the prepayment occurs after the sixth anniversary of the Initial Closing Date but on or before the Final Repayment Date, USD2,000,000.
7.3	The Facility Service Reserve Account
7.3.1	Payments in to the FSRA
(a)	The Borrower shall procure that at all times following the expiry of the Moratorium Period, the balance standing to the credit of the FSRA is not less than the FSRA Required Balance at that time.
(b)	The Borrower shall procure that amounts referred to in paragraph (c)(x) of sub-Clause 7.2.2 (Withdrawals from the Collection Account) are promptly paid into the FSRA.
7.3.2	Withdrawals from the FSRA
The Agent shall (and is irrevocably authorised by the Borrower to) withdraw from the FSRA:
(a)	such amount as it may determine is necessary to pay, as and when they fall due and payable, payments then due and payable under the Finance Documents in the order of priority set out in paragraphs (c)(v) to (c)(ix) of sub-Clause 7.2.2 (Withdrawals from the Collection Account) to the extent that there are insufficient funds to make such payments standing to the credit of the Collection Account; and
(b)	if the balance standing to the credit of the FSRA at any time is greater than the then applicable FSRA Required Balance, an amount which is equal to the difference between the balance standing to the credit of the FSRA at that time and the FSRA Required Balance and pay such amount into the Collection Account.
7.4	Saving of Security Documents
Nothing in this Clause 7 shall prejudice the rights of the Security Agent under the Account Pledge and Assignment Agreement.
8.	PREPAYMENT AND CANCELLATION
8.1	Illegality
If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:
(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;
(b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and
(c)	the Borrower shall repay that Lender's participation in the Loans on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).
8.2	Mandatory prepayment - Change of control
8.2.1	If a Change of Control event occurs:
(a)	the Borrower or the Guarantor shall promptly notify the Agent upon becoming aware of that event;
(b)	a Lender shall not be obliged to fund a Utilisation; and
(c)	if the Majority Lenders so require and notify the Agent within thirty (30) days of the Borrower or the Guarantor (as applicable) notifying the Agent of the relevant Change of Control Event, the Agent shall, by not less than ten (10) days notice to the Borrower, cancel the Commitments of the Lenders and declare all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

8.2.2	For the purposes of this Clause 8.2:
(a)	"acting in concert" means acting together pursuant to an agreement or understanding (whether formal or informal); and
(b)	"Change of Control Event" means:
(i)	the Guarantor ceases to legally and beneficially own one hundred per cent. (100%) of the share capital of the Borrower free of any third party rights; or
(ii)	any person or group of persons acting in concert acquire Control of the Guarantor or any such persons that have Control of the Guarantor as at the Signing Date cease to have Control of the Guarantor.
8.3	Mandatory prepayment - Insurance Proceeds and Disposal Proceeds
8.3.1	The Borrower shall apply all Insurance Proceeds received in prepayment of the Loans on the first Repayment Date falling after the expiry of the Relevant Reinstatement Period.
8.3.2	The Borrower shall apply all Disposal Proceeds in prepayment of the Loans on the first Repayment Date falling after the date on which such Disposal Proceeds are received.
8.3.3	For the purposes of this Clause 8.3:
(a)	"Disposal Proceeds" means the net cash proceeds received by the Borrower from a person that is not a member of the Group for any disposal after deducting:
(i)	any reasonable expenses which are incurred by any member of the Group with respect to that disposal to persons who are not members of the Group; and
(ii)	any Tax incurred and required to be paid by the Borrower in connection with that disposal (as reasonably determined by the Borrower, on the basis of existing rates and taking account of any available credit, deduction or allowance);
(b)	"Excluded Insurance Proceeds" means the proceeds of any insurance policy payable to, or received by or on behalf of the Borrower which:
(i)	relate to any third party liability policy where the proceeds of such policy are held or applied for the benefit of a third party; or

(ii)	are applied in reinstatement of the relevant asset to which those proceeds relate within the Relevant Reinstatement Period;
(c)	"Insurance Proceeds" means all proceeds of any insurance policy payable to, or received by or on behalf of the Borrower, other than any Excluded Insurance Proceeds; and
(d)	"Relevant Reinstatement Period" means:
(i)	a period of three (3) months from the date on which the relevant Insurance Proceeds are received; or
(ii)	such longer period as may be agreed in writing by the Agent following receipt of evidence satisfactory to the Agent that the Borrower will apply all such Insurance Proceeds in reinstatement of the relevant asset.
8.4	Mandatory prepayment - Excess Cashflow
The Borrower shall apply any Excess Cashflow Amount in prepayment of the Loans on the relevant Repayment Date in accordance with sub-Clause 7.2.3 (Cash sweep).
8.5	Voluntary prepayment of Loans
8.5.1	The Borrower may, if it gives the Agent not less than five (5) Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of AED18,500,000).
8.5.2	A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero (0)).
8.6	Voluntary prepayment of Loans – LTV cure
8.6.1	If, following any Relevant Testing Date in relation to which the Loan to Value Ratio is tested in accordance with Clause 23.4 (Financial covenants of the Borrower), the Loan to Value Ratio is more than 0.64:1 and the Borrower decides to exercise its cure rights under sub-Clause 23.5.1(b) (Loan to Value Ratio – Cure rights), the Borrower shall prepay such amount of the Total Outstandings as is necessary to ensure that the Loan to Value Ratio (as recalculated in accordance with sub-Clause 23.5.2(b) (Loan to Value Ratio – Cure rights)) in relation to that Relevant Testing Date is not more than 0.64:1.
8.6.2	Any prepayment under this Clause 8.6 shall be made within five (5) Business Days of the Relevant Testing Date.
8.7	Voluntary cancellation
The Borrower may, if it gives the Agent not less than thirty (30) Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of AED18,500,000) of the Available Facility.

Any cancellation under this Clause 8.7 shall reduce the Commitments of the Lenders rateably.
8.8	Right of repayment and cancellation in relation to a single Lender
8.8.1	If:
(a)	any sum payable to any Lender by an Obligor is required to be increased under sub-Clause 13.2.3 of Clause 13.2 (Tax gross-up); or
(b)	any Lender claims indemnification from the Borrower under Clause 13.3 (Tax indemnity) or Clause 14 (Increased Costs), the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loans.
8.8.2	On receipt of a notice of cancellation referred to in sub-Clause 8.8.1, the Commitment of that Lender shall immediately be reduced to zero (0).
8.8.3	On the last day of the Interest Period which ends after the Borrower has given notice of cancellation under sub-Clause 8.8.1, the Borrower shall repay that Lender's participation in the Loans.
8.9	Partial prepayments
8.9.1	If any of the Loans are prepaid in accordance with Clause 8.3 (Mandatory prepayment – Insurance Proceeds and Disposal Proceeds) or Clause 8.4 (Mandatory prepayment – Excess Cashflow), the amount of the Repayment Instalment for each Repayment Date falling after that prepayment shall reduce pro rata by the amount of the Loans prepaid.
8.9.2	If any of the Loans are prepaid in accordance with Clause 8.5 (Voluntary prepayment of Loans), then the amount of the Repayment Instalment for each Repayment Date falling after that prepayment will reduce in inverse chronological order by the amount of the Loans prepaid.
8.10	Prepayment fee
(a)	The Borrower shall pay to the Agent (for the account of each Lender) a prepayment fee (the "Prepayment Fee") on the date of any prepayment of all or any part of a Loan in accordance with Clause 8.5 (Voluntary prepayment of Loans).
(b)	The amount of the Prepayment Fee is:
(i)	if the prepayment occurs on or before the third anniversary of the last day of the Availability Period, one point five zero per cent. (1.50%) of the amount prepaid; and
(ii)	thereafter, zero.

8.11	Restrictions
8.11.1	Any notice of cancellation or prepayment given by any Party under this Clause 8 (Prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.
8.11.2	Any prepayment under this Agreement shall be made together with accrued interest and, subject to any applicable Break Costs and/or Prepayment Fee, without premium or penalty.
8.11.3	The Borrower may not reborrow any part of the Facility which is prepaid.
8.11.4	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
8.11.5	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.
8.11.6	If the Agent receives a notice under this Clause 8, it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.
8.11.7	If all or part of a Loan is repaid or prepaid, an amount of the Commitments (equal to the amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this sub-Clause 8.10.7 (other than in relation to Clause 8.1 (Illegality) or Clause 8.8 (Right of repayment and cancellation in relation to a single Lender)) shall reduce the Commitments of the Lenders rateably.

SECTION 5
COSTS OF UTILISATION

9.	INTEREST
9.1	Calculation of interest
The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Margin; and
(b)	EIBOR,
provided that such rate of interest shall not be lower than the Interest Floor Rate at any time.
9.2	Payment of interest
The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period.
9.3	Default interest
9.3.1	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to sub-Clause 9.3.2, is two per cent. (2%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Obligor on demand by the Agent.
9.3.2	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(a)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and
(b)	the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. (2%) higher than the rate which would have applied if the overdue amount had not become due.
9.3.3	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest
The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.
10.	INTEREST PERIODS
10.1	Duration of Interest Periods
10.1.1	The duration of each Interest Period shall be three (3) Months.
10.1.2	An Interest Period for a Loan shall not extend beyond any Repayment Date.
10.1.3	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.
10.2	Consolidation of Loans
If at any time the Interest Periods relating to each Loan end on the same date, those Loans will be consolidated into, and treated as, a single Loan on the last day of the Interest Period.
10.3	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
11.	CHANGES TO THE CALCULATION OF INTEREST
11.1	Unavailability of Screen Rate
11.1.1	Interpolated Screen Rate: If no Screen Rate is available for EIBOR for the Interest Period of a Loan, the applicable EIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.
11.1.2	Reference Bank Rate: If no Screen Rate is available for EIBOR for:
(a)	Dirhams; or
(b)	the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate, the applicable EIBOR shall be the Reference Bank Rate as of the Specified Time and for a period equal in length to the Interest Period of that Loan.
11.1.3	Cost of funds: If sub-Clause 11.1.2 applies but no Reference Bank Rate is available for Dirhams or the relevant Interest Period, there shall be no EIBOR for that Loan and Clause 11.4 (Cost of funds) shall apply to that Loan for that Interest Period.

11.2	Calculation of Reference Bank Rate
11.2.1	Subject to sub-Clause 11.2.2, if EIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.
11.2.2	If at or about noon on the Quotation Day, none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.
11.3	Market disruption
If before close of business in the UAE on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan are at least equal to twenty five per cent. (25%) of that Loan) that the cost to it of obtaining matching deposits in the UAE interbank market would be in excess of EIBOR then Clause 11.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.
11.4	Cost of funds
11.4.1	If this Clause 11.4 applies, the rate of interest on each Lender's share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:
(a)	the Margin; and
(b)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.
11.4.2	If this Clause 11.4 applies and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.
11.4.3	Any alternative basis agreed pursuant to sub-Clause 11.4.2 shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.
11.5	Break Costs
11.5.1	The Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.
11.5.2	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.	FEES
12.1	Upfront fee
The Borrower shall pay to the Agent (for the account of the Arrangers) an arrangement fee in the amount and at the times agreed in a Fee Letter.
12.2	Agency fee
The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.
12.3	Security Agent fee
The Borrower shall pay to the Security Agent (for its own account) a Security Agent fee in the amount and at the times agreed in a Fee Letter.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

13.	TAX GROSS-UP AND INDEMNITIES
13.1	Definitions
13.1.1	In this Agreement:
"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

13.1.2	Unless a contrary indication appears, in this Clause 13 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.
13.2	Tax gross-up
13.2.1	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
13.2.2	The Borrower shall, promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Agent accordingly. The Agent shall then promptly notify the affected Lenders. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower or (if the Tax Deduction is due from the Guarantor) both the Borrower and the Guarantor.
13.2.3	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
13.2.4	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

13.2.5	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
13.2.6	Each Lender and each Obligor shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment to that Lender without a, or (as the case may be) with a reduced, Tax Deduction.
13.3	Tax indemnity
13.3.1	The Borrower shall (within three (3) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.
13.3.2	Sub-Clause 13.3.1 shall not apply:
(a)	with respect to any Tax assessed on a Finance Party:
(i)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or
(ii)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or
(b)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 13.2 (Tax gross-up).
13.3.3	A Protected Party making, or intending to make a claim under sub-Clause 13.3.1 shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.
13.3.4	A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Agent.

13.4	Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines that:
(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and
(b)	that Finance Party has obtained and utilised that Tax Credit, the Finance Party shall pay an amount to that Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.
13.5	Stamp taxes
The Borrower shall pay and, within three (3) Business Days of demand, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.
13.6	VAT
13.6.1	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to sub-Clause 13.6.2, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).
13.6.2	If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration):
(a)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (a) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(b)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
13.6.3	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
13.6.4	Any reference in sub-Clauses 13.6.1 to 13.6.3 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time.
13.6.5	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.
13.7	FATCA Information
13.7.1	Subject to sub-Clause 13.7.3, each Party shall, within ten Business Days of a reasonable request by another Party:
(a)	confirm to that other Party whether it is:
(i)	a FATCA Exempt Party; or
(ii)	not a FATCA Exempt Party;
(b)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and
(c)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.
13.7.2	If a Party confirms to another Party pursuant to paragraph (a)(i) of sub-Clause that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

13.7.3	Sub-Clause 13.7.1 shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:
(a)	any law or regulation;
(b)	any fiduciary duty; or
(c)	any duty of confidentiality.
13.7.4	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with sub-Clause 13.7.1, then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.
13.8	FATCA Deduction
13.8.1	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
13.8.2	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.
14.	INCREASED COSTS
14.1	Increased costs
14.1.1	Subject to Clause 14.3 (Exceptions), the Borrower shall, within three (3) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:
(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or
(b)	compliance with any law or regulation made after the Signing Date.
14.1.2	In this Agreement "Increased Costs" means:
(a)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;
(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.
14.2	Increased cost claims
14.2.1	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.
14.2.2	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
14.3	Exceptions
14.3.1	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:
(a)	attributable to a Tax Deduction required by law to be made by an Obligor;
(b)	attributable to a FATCA Deduction required to be made by a Party;
(c)	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in sub-Clause 13.3.2 of Clause 13.3 (Tax indemnity) applied); or
(d)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
14.3.2	In sub-Clause 14.3.1, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 13.1 (Definitions).
15.	OTHER INDEMNITIES
15.1	Currency indemnity
15.1.1	If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:
(a)	making or filing a claim or proof against that Obligor;
(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
15.1.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
15.2	Other indemnities
The Borrower shall (or shall procure that the Guarantor will), within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:
(a)	the occurrence of any Default;
(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including, any cost, loss or liability arising as a result of Clause 31 (Sharing among the Finance Parties);
(c)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or
(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.
15.3	Indemnity to the Agent
The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is a Default; or
(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.
15.4	Indemnity to the Security Agent
The Borrower shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability (together with any applicable VAT) incurred by any of them:
(a)	in relation to or as a result of:
(i)	the taking, holding, protection or enforcement of the Transaction Security;

(ii)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent, each Receiver and each Delegate by the Finance Documents or by law; or
(iii)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or
(b)	which otherwise relates to any of the Charged Property or the performance of the terms of this Agreement (otherwise than as a result of its gross negligence or wilful misconduct).
16.	MITIGATION BY THE LENDERS
16.1	Mitigation
16.1.1	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax Gross-up and Indemnities) or Clause 14 (Increased Costs) including transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.
16.1.2	Sub-clause 16.1.1 does not in any way limit the obligations of an Obligor under the Finance Documents.
16.2	Limitation of liability
16.2.1	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).
16.2.2	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
17.	COSTS AND EXPENSES
17.1	Transaction expenses
The Obligors shall promptly on demand pay the Agent, the Security Agent and the Arrangers the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:
(a)	this Agreement and any other documents referred to in this Agreement; and
(b)	any other Finance Documents executed after the Signing Date.

17.2	Amendment costs
If an Obligor requests an amendment, waiver or consent, the Borrower shall, within three (3) Business Days of demand, reimburse the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent or the Security Agent (as applicable) in responding to, evaluating, negotiating or complying with that request or requirement.
17.3	Enforcement costs
The Borrower shall, within three (3) Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including legal fees) incurred by that Secured Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.
17.4	Valuations
17.4.1	The Borrower shall promptly on demand pay to the Agent the costs of:
(a)	each Valuation obtained by the Agent on a biennial basis; and
(b)	any Valuation obtained by the Agent at any time when a Default is continuing or is likely to occur as a result of obtaining that Valuation.
17.4.2	Any Valuation not referred to in sub-Clause 17.4.1 will be at the cost of the Lenders.

SECTION 7
GUARANTEE

18.	GUARANTEE AND INDEMNITY
18.1	Guarantee and indemnity
The Guarantor irrevocably and unconditionally:
(a)	guarantees to each Finance Party punctual performance by the Borrower of all the Borrower's obligations under the Finance Documents;
(b)	undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and
(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 18 if the amount claimed had been recoverable on the basis of a guarantee.
18.2	Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by an Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.
18.3	Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of an Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, then the liability of the Guarantor under this Clause 18 will continue or be reinstated as if the discharge, release or arrangement had not occurred.
18.4	Waiver of defences
The obligations of the Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:
(a)	any time, waiver or consent granted to, or composition with, an Obligor or other person;

(b)	the release of an Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;
(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, an Obligor or other person or any non-presentation or non- observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;
(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(g)	any insolvency or similar proceedings.
18.5	Immediate recourse
The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.
18.6	Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and
(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor's liability under this Clause 18.
18.7	Deferral of Guarantors' rights
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 18:

(a)	to be indemnified by an Obligor;
(b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;
(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;
(d)	to bring legal or other proceedings for an order requiring an Obligor to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 18.1 (Guarantee and indemnity);
(e)	to exercise any right of set-off against an Obligor; and/or
(f)	to claim or prove as a creditor of an Obligor in competition with any Finance Party.
If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 32 (Payment Mechanics).
18.8	Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.	REPRESENTATIONS
Each Obligor makes the representations and warranties set out in this Clause 19 to each Finance Party on the Signing Date.
19.1	Status
19.1.1	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.
19.1.2	It has the power to own its assets and carry on its business as it is being conducted.
19.2	Binding obligations
The obligations expressed to be assumed by it in each Transaction Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.
19.3	Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents do not and will not conflict with:
(a)	any law or regulation applicable to it;
(b)	its constitutional documents; or
(c)	any agreement or instrument binding upon it or any of its assets.
19.4	Power and authority
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.
19.5	Validity and admissibility in evidence
Except for (1) any registration requirement in relation to a Security Document and (2) any requirement to translate a Transaction Document into Arabic, all Authorisations required or desirable:
(a)	to enable it and (to the best of its knowledge and belief) each Material Contract Counterparty lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party;

(b)	to make the Transaction Documents to which it is a party admissible in evidence in its jurisdiction of incorporation;
(c)	to lawfully operate and finance the Terminal; and
(d)	to ensure that the Security Interests created under each of the Security Documents (once signed) will have the priority and ranking contemplated by the relevant Security Document, have been obtained or effected and are in full force and effect.
19.6	Governing law and enforcement
19.6.1	The choice of governing law of each Transaction Documents will be recognised and enforced in its jurisdiction of incorporation.
19.6.2	Any arbitral award or judgment obtained in relation to a Transaction Document in the jurisdiction of the law by which that Transaction Document is expressed to be governed will be recognised in its jurisdiction of incorporation.
19.7	Deduction of Tax
It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Lender.
19.8	No filing or stamp taxes
Under the law of its jurisdiction of incorporation it is not necessary that the Transaction Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Transaction Documents or the transactions contemplated by the Transaction Documents.
19.9	No default
19.9.1	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.
19.9.2	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which might have a Material Adverse Effect.
19.10	No misleading information
19.10.1	Any factual information provided by any member of the Group (the "Information Package") was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.
19.10.2	Any financial projections contained in the Information Package have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

19.10.3	Nothing has occurred or been omitted from the Information Package and no information has been given or withheld that results in the information contained in the Information Package being untrue or misleading in any material respect.
19.10.4	The Operating Report produced pursuant to Clause 20.4 (Operating Report) is true and accurate in all material respects as at the date it is provided or as at the date (if any) at which it is stated.
19.11	Financial statements
19.11.1	The Original Financial Statements were prepared in accordance with GAAP consistently applied.
19.11.2	The Original Financial Statements fairly represent its financial condition and operations during the relevant period or financial year to which they relate.
19.11.3	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group) since 31 December 2014.
19.11.4	Its most recent financial statements delivered pursuant to Clause 20.1 (Financial statements):
(a)	have been prepared in accordance with GAAP consistently applied;
and
(b)	fairly represent its financial condition and operations during the relevant period or financial year to which they relate.
19.12	Pari passu ranking
Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.
19.13	No proceedings pending or threatened
No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it nor to its best knowledge and belief, have any of the foregoing events occurred in relation to any Material Contract Counterparty.
19.14	Insolvency
It has not taken any action nor (to the best of its knowledge and belief) have any steps been taken or legal proceedings been started or threatened against it for its winding- up, dissolution or re-organisation, for the enforcement of any Security Interest over any of its assets or for the appointment of a liquidator, supervisor, receiver, administrator, administrative receiver, compulsory manager, trustee or other similar officer of it or in respect of any of its assets.

19.15	Legal and beneficial ownership
It is the sole legal and beneficial owner of the respective Charged Property over which it purports to grant any Security Interest free from any claims, third party rights or competing interests other than any Permitted Security Interest.
19.16	Security Interests
19.16.1	The execution by it of the Finance Documents and the exercise of its rights and the performance of its obligations under the Finance Documents will not result in the creation of, or any obligation to create, any Security Interest over or in respect of any of its assets other than in favour of the Secured Parties.
19.16.2	No Security Interest exists over any part of the assets of the Borrower other than as permitted under the Finance Documents.
19.17	Material Contracts
19.17.1	No Material Contract has been terminated or varied (other than as permitted under Clause 22.2 (Material Contracts) or any other provisions of the Finance Documents).
19.17.2	There are no written or oral agreements or arrangements between the Borrower and the relevant Material Contract Counterparty which derogate from the obligations of that Material Contract Counterparty under any Material Contract (other than as permitted under Clause 22.2 (Material Contracts) or any other provisions of the Finance Documents).
19.17.3	There is no outstanding breach under any Material Contract.
19.17.4	There are no circumstances which might cause a Material Contract Counterparty to terminate, repudiate or cancel any Material Contract by reason of any failure to perform or repudiation by the Borrower of its obligations under any Material Contract.
19.18	Ownership
The Borrower is legally and beneficially wholly owned by the Guarantor.
19.19	No other business
The Borrower has not undertaken any business other than the operation of the Terminal.
19.20	Environmental Law
19.20.1	The Borrower has:
(a)	at all times complied with all applicable Environmental Law and is not aware of any Environmental Matter the existence of which might reasonably be expected to have a Material Adverse Effect;

(b)	obtained and holds every Environmental Permit required under or pursuant to any Environmental Law in connection with the operation of the Terminal, the conduct by the Borrower of its business and the ownership, use, exploitation or occupation by the Borrower of its assets; and
(c)	at all times complied with the conditions, restrictions and covenants imposed in, or in connection with every Environmental Permit.
19.20.2	No circumstances have arisen which would entitle any regulatory body to revoke, suspend, amend, vary, withdraw, transfer or refuse to amend any Environmental Permit or which might give rise to a claim against the Borrower.
19.21	Force majeure
The Borrower is not aware of any existing event, fact or circumstance that constitutes a force majeure under or in respect of any Material Contract.
19.22	Anti-corruption
It is in compliance in all respects with all anti-bribery, anti-corruption or anti-money laundering laws and regulations in its jurisdiction of incorporation and in any other jurisdiction in which it owns assets subject to the Transaction Security or otherwise conducts its business.
19.23	Sanctions
No Obligor or any of its respective Subsidiaries or joint ventures, any of its or their respective directors or officers or, to the relevant Obligor's knowledge, any persons acting on its behalf:
(a)	is a Restricted Party;
(b)	is currently engaging in any transaction, activity or conduct that could result in a violation of Sanctions;
(c)	has been engaged in any transaction, activity or conduct that could reasonably be expected to result in it being designated as a Restricted Party; or
(d)	has received notice of, or is aware of, any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority.
19.24	Repetition
The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

20.	INFORMATION UNDERTAKINGS
The undertakings in this Clause 20 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
20.1	Financial statements
The Borrower shall supply to the Agent in sufficient copies for all the Lenders:
(a)	as soon as the same become available, but in any event within one hundred and twenty (120) days after the end of each of its financial years:
(i)	its audited consolidated financial statements for that financial year; and
(ii)	the audited consolidated financial statements of the Guarantor for that financial year; and
(b)	as soon as the same become available, but in any event within forty-five (45) days after the end of each of its financial quarters:
(i)	its unaudited quarterly consolidated financial statements for that financial quarter; and
(ii)	the unaudited quarterly consolidated financial statements of the Guarantor for that financial quarter.
20.2	Requirements as to financial statements
20.2.1	Each set of financial statements delivered by the Borrower pursuant to Clause 20.1 (Financial statements) shall be certified by a director of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.
20.2.2	The Borrower shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 20.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:
(a)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor's Original Financial Statements were prepared; and
(b)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 23 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor's Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.
20.3	Compliance with Financial Covenants
The Borrower shall deliver to the Agent, with its quarterly financial statements, a compliance certificate in the form set out in Schedule 7 (Form of Compliance Certificate) signed by two authorised signatories of the Borrower and two authorised signatories of the Guarantor certifying compliance with the financial covenants set out in Clause 23 (Financial covenants).
20.4	Operating Report
20.4.1	The Borrower shall prepare and deliver to the Agent an Operating Report:
(a)	on a monthly basis; and
(b)	on an annual basis,
on the terms set out in sub-Clause 20.4.2.

20.4.2	Each Operating Report shall:
(a)	be delivered by the Borrower as soon as practicable and, in any event:
(i)	in respect of the monthly Operating Report, within ten (10) Business Days of the end of each calendar month; and
(ii)	in respect of the annual Operating Report, within ten (10) Business Days of the end of each calendar year;
(b)	contain:
(i)	a breakdown by product and by payer;
(ii)	confirmation of the capacity utilisation of the Terminal for the relevant period to which the report relates;
(iii)	reasonable details of all relevant costs and revenues for the relevant period to which the report relates;
(iv)	reasonable details of compliance (or non-compliance) with the Environmental and Social Requirements applicable to the Borrower and/or the Terminal during the period to which the report relates; and
(v)	such other details as may reasonably be requested by the Agent;
(c)	be signed by two authorised signatories of the Borrower; and
(d)	be consistent with the latest Financial Model.

20.5	Financial Model
20.5.1	The Borrower shall maintain the Financial Model and keep it updated with changes in circumstances and assumptions agreed with the Agent (and the Agent shall be entitled to require the Borrower to change the assumptions in the Financial Model if it considers that such change is reasonable).
20.5.2	If the Borrower updates the Financial Model, it shall promptly provide the Agent with the revised version of the Financial Model.
20.6	Valuations
20.6.1	The Borrower shall procure that a Valuation is delivered to the Agent by no later than the Biennial Valuation Date in relation to the Gross Development Value as at 31 December of the previous calendar year.
20.6.2	Notwithstanding sub-Clause 20.6.1, the Agent may at any time, subject to providing the Borrower with ninety (90) days' prior written notice, request that an additional Valuation is obtained (each a "Supplemental Valuation").
20.6.3	The Borrower must supply to the Agent a copy of any Valuation the Borrower obtains, promptly upon obtaining it and in any event by no later than ten (10) Business Days following the receipt of that Valuation from the Valuer.
20.7	Material Contracts
The Borrower shall, promptly upon becoming aware, supply to the Agent details of:
(a)	any Material Contract which has been terminated or varied (except as expressly permitted under the Finance Documents);
(b)	any written or oral agreements or arrangements between the Borrower and the relevant Material Contract Counterparty which derogate from the obligations of that Material Contract Counterparty under any Material Contract;
(c)	any outstanding breach under any Material Contract; and
(d)	any circumstances which might cause a Material Contract Counterparty to terminate, repudiate or cancel any Material Contract by reason of any failure to perform or repudiation by the Borrower of its obligations under any Material Contract.
20.8	Access
The Borrower shall permit the Agent, and/or accountants or other professional advisers and contractors of the Lenders authorised by the Agent, free access at all reasonable times and on reasonable written notice:
(a)	to the Terminal, the assets, the books, the accounts and the records of the Borrower; and

(b)	to meet and discuss matters with the senior management of the Borrower to the extent necessary to monitor the Borrower's compliance with, and performance under, the Finance Documents.
20.9	Information: Miscellaneous
The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):
(a)	all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;
(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;
(c)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request;
(d)	promptly, the details of any change in the constitutional documents of any Obligor;
(e)	promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Security Documents;
(f)	not less than twenty (20) Business Days in advance of each Quarter, the budgeted costs (including a forecast allowance for any reasonable additional expenses together with details of the assumptions on which such forecast is based) for the Borrower to operate the Terminal;
(g)	promptly upon becoming aware of them, details of any environmental and/or social claims, environmental contaminants, occupational health and safety accidents, significant social grievances or protests; and
(h)	within seven (7) Business Days following notification of any details under sub-paragraph (g) above, a corrective action plan in form and substance reasonably satisfactory to the Agent.
20.10	Year-end
Each Obligor shall procure that its financial year end falls on 31 December in each calendar year.
20.11	Notification of default
20.11.1	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by the other Obligor).

20.11.2	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two (2) of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
20.12	Use of websites
20.12.1	The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the "Website Lenders") who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the "Designated Website") if:
(a)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;
(b)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and
(c)	the information is in a format previously agreed between the Borrower and the Agent.
If any Lender (a "Paper Form Lender") does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by it.
20.12.2	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.
20.12.3	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:
(a)	the Designated Website cannot be accessed due to technical failure;
(b)	the password specifications for the Designated Website change;
(c)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;
(d)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or
(e)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
20.12.4	If the Borrower notifies the Agent under sub-Clause 20.12.3(a) or 20.12.3(e) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

20.12.5	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within ten (10) Business Days.
20.13	"Know your customer" checks
20.13.1	If:
(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Signing Date;
(b)	any change in the status of an Obligor after the Signing Date; or
(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (c) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20.13.2	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
21.	GENERAL UNDERTAKINGS
The undertakings in this Clause 21 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations
Each Obligor shall promptly:
(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and
(b)	supply certified copies to the Agent of,
any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.
21.2	Compliance with laws
Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.
21.3	Negative pledge
In this Clause 21, "Quasi-Security" means an arrangement or transaction described in sub-Clause 21.3.2 below.
21.3.1	The Borrower shall not create or permit to subsist any Security Interest or Quasi Security over any of its assets.
21.3.2	The Borrower shall not
(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Borrower or any other member of the Group;
(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;
(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(d)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
21.3.3	Sub-Clauses 21.3.1 and 21.3.2 do not apply to any Security Interest or (as the case may be) Quasi-Security which constitutes a Permitted Security Interest.

21.4	Financial Indebtedness
The Borrower shall not incur or permit to remain outstanding any Financial Indebtedness other than any Permitted Financial Indebtedness.
21.5	Insurance
21.5.1	The Borrower shall:
(a)	maintain insurances satisfactory to the Agent, which shall include but not be limited to insurances in respect of physical damage, business interruption, third party liability, environmental risk and terrorism risk, and any other insurance as advised to the Agent by the Insurance Advisor with cover on such terms and against such risks as the Agent may require (or otherwise which are normally insured against by prudent companies owning or possessing similar assets and carrying on similar businesses);
(b)	at all times maintain insurances in respect of all of its assets and business of an insurable nature with insurers specified by the Agent, or otherwise with reputable insurers of good standing;
(c)	where the insurance policy is the subject of a Security Interest in favour of the Security Agent:
(i)	ensure that each such insurance policy contains:
(A)	a standard mortgagee clause under which the insurance policy will not be vitiated or avoided as against the Finance Parties as a result of any misrepresentation, any insured party's act, omission or failure to disclose or any circumstance beyond an insured party's control;
(B)	a notice of cancellation clause under which the insurance policy will not be cancelled or otherwise terminated without the relevant insurer first giving the Security Agent at least thirty (30) days' written notice;
(C)	a waiver of all rights of subrogation against the Borrower and the Finance Parties;
(D)	a provision that it will not, so far as any Finance Party is concerned, be invalidated for failure to pay any premium due without the insurer first giving the Security Agent at least fourteen (14) days' written notice;
(E)	where applicable, a fire reinstatement clause providing coverage for the estimated maximum loss and damage to the Terminal;

(F)	the name of the Security Agent as loss payee under such insurance policy; and
(G)	a provision under which the proceeds of any claim under the insurance policy are payable at the direction ofthe Security Agent in accordance with this Agreement; and
(ii)	not without the prior written consent of the Security Agent:
(A)	agree to any variation, amendment or waiver of any provision of, or grant any consent under, the relevant insurance policy; or
(B)	terminate, cancel or suspend any such insurance policy or take any action or fail to take any action as a result of which the relevant insurer would have a right to terminate, cancel or suspend that insurance policy;
(d)	punctually pay all premiums and other moneys due and payable in respect of those insurances and promptly at the request of the Agent produce receipts for the payment of the premiums;
(e)	at the request of the Agent, deposit with or produce for inspection (to the Agent or, at the Agent's request, to the Security Agent) certified originals or copies of all policies and other contracts of insurance to be maintained by it in accordance with this Clause 21.5; and
(f)	use all reasonable endeavours to prevent the happening of any act, omission, breach or default which would be reasonably likely to render void or voidable any insurance effected by it.
21.5.2	If the Borrower fails to comply with any of its obligations under sub- Clause 21.5.1, the Agent may (but shall be not obliged to) effect or renew, or pay any premiums in respect of, any insurance referred to in that clause.
21.5.3	The Borrower shall reimburse the Agent and the other Finance Parties and their respective officers and employees against all proceedings, demands, claims, costs, expenses, and other liabilities incurred by them in effecting or renewing, or paying any premiums in respect of, any insurance in accordance with sub-Clause 21.5.2, and shall pay interest at the rate specified in sub- Clause 9.3.1 of Clause 9.3 (Default interest) on the sums payable under this Clause from the date on which the liability was incurred.
21.5.4	All moneys received under any insurances referred to in this Clause 21.5 in respect of insurance for liability to third parties shall be paid to the third party in question, and all other moneys received under such insurances shall be applied at the direction of the Agent either in making good the loss or damage in respect of which those moneys are received or in or towards the discharge of the liabilities of the Borrower to the Finance Parties under the Finance Documents in accordance with 8.3 (Mandatory Prepayment – Insurance Proceeds and Disposal Proceeds).

21.6	Disposals
21.6.1	The Borrower shall not, enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.
21.6.2	Sub-clause 21.6.1 does not apply to any Permitted Disposal.
21.7	Merger
The Borrower shall not enter into any amalgamation, demerger, merger or corporate reconstruction.
21.8	Change of business
The Borrower shall not undertake any business other than the operation and maintenance of the Terminal.
21.9	Financial quarters
The Obligors shall maintain the same financial quarters in relation to each set of financial statements delivered in accordance with Clause 20.1 (Financial statements).
21.10	Hedging
The Borrower shall not enter into any hedging or derivative transaction other than currency and interest rate hedging:
21.10.1	in the ordinary course of operation of the Terminal; and/or
21.10.2	any other hedging transactions entered into for the purposes of hedging liabilities and/or risks in relation to the Facility.
21.11	Dividend policy
No dividend shall be declared or paid by the Borrower if a Default has occurred and is continuing, or would result from the payment of such dividend.
21.12	Security
Upon the release of the Existing Security, the Borrower shall ensure that all of its assets (including all assets appearing in its financial statements) are mortgaged, charged or assigned in favour of the Secured Parties under the Security Documents.
21.13	Further assurance
Each Obligor shall (at its own cost), promptly following request, do any act, make any filing or registration of or sign, seal, execute and/or deliver such instruments or other documents as may be required under the laws of any relevant jurisdiction (as (in each case) the Security Agent or the Agent (acting on the instructions of the Majority Lenders) may require (acting reasonably)) and in such form as the Security Agent or the Agent (as applicable) may require (acting reasonably):

(a)	to create, perfect, maintain and/or protect the Security Interests intended to be created by the Security Documents;
(b)	to maintain the Security Interests thereby intended to be created or the ranking intended to be created by the Security Documents;
(c)	to ensure that the Security Interests constituted by or in accordance with the Security Documents secure all of the Secured Obligations;
(d)	to protect and maintain the exercise of any and all rights, powers, authorities and discretions intended to be vested in the Security Agent by or in accordance with the Security Documents;
(e)	to execute and/or acknowledge any assignment and/or transfer of the Security Agent's rights and/or obligations under the Security Documents which has been undertaken in accordance with the Finance Documents; and/or
(f)	following the delivery to the Borrower of a notice pursuant to Clause 24.15 (Acceleration), to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.
21.14	Transactions with Restricted Parties
No Obligor shall:
(a)	permit or authorise any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Facility or other transactions contemplated by the Finance Documents to fund any trade, business or other activities;
(i)	involving or for the benefit of any Restricted Party; or
(ii)	in any other manner that would result in an Obligor or any Finance Party being in breach of any Sanctions (if and to the extent applicable to either of them) or that could reasonably be expected to result in an Obligor or any Finance Party becoming a Restricted Party; or
(b)	directly or indirectly fund all or any part of any repayment or prepayment of the Facility out of proceeds derived from any transaction with or action involving a Restricted Party.
22.	TRANSACTION UNDERTAKINGS
22.1	Terminal ownership
22.1.1	The Borrower shall ensure the Terminal is operated and maintained in accordance with the terms of the Transaction Documents and Good Industry Practice and shall apply the Risk Management Policies to its operations.

22.1.2	The Terminal shall store only petroleum and petroleum products which are within the design specifications of the Terminal.
22.2	Material Contracts
22.2.1	The Borrower shall not:
(a)	cancel or terminate any Material Contract;
(b)	amend or otherwise modify any Material Contract;
(c)	waive any default under or breach of Material Contract (or permit any such cancellation, termination, amendment, modification or waiver by the Material Contract Party); or
(d)	take, or refrain from taking, any action which could permit a counterparty to a Material Contract to suspend, waive, repudiate, revoke, annul or terminate any Material Contract, without the prior written consent of the Agent.

22.2.2	Sub-clause 22.2.1 does not apply where the Borrower and a Material Contract Counterparty agree any amendment to a Material Contract without the consent of the Agent if:
(a)	such amendment will not lessen or impair the ability of any Obligor to perform its obligations under the Finance Documents; and
(b)	where such amendment gives rise to any additional costs (such costs to be funded by Equity and/or Subordinated Debt) such costs will not, in aggregate, exceed AED 4,000,000; and
(c)	the Borrower notifies the Agent of such amendment in writing promptly after it is agreed.
22.2.3	The Borrower shall promptly supply the Agent with a copy of each Material Contract executed by it after the Signing Date and any amendments made to any Material Contract.
22.3	The Take or Pay Lease
The Borrower shall:
(a)	ensure that, at all times at least forty six point one zero per cent. (46.10%) of the capacity at the Terminal is leased to the Guarantor under the Take or Pay Lease; and
(b)	ensure that the Take or Pay Lease provides for payment for capacity on a take or pay basis so that the minimum amount payable under the Take or Pay Lease in any Quarter (ignoring any other payments under Lease Contracts) is at least equal to seventy five per cent. (75%) the amount of all scheduled principal and interest due to be paid under this Agreement in that Quarter.

22.4	Lease Contracts
The Borrower shall not enter into any Lease Contract (other than the Take or Pay Lease) unless such contract:
(a)	is made on commercial arms' length terms; and
(b)	is in substantially the same form as each Initial Storage Lease.
22.5	Performance of Material Contracts and other contracts
The Borrower shall perform, subject to applicable grace periods, all of its obligations and enforce all of its rights (including taking legal proceedings where appropriate) under:
(a)	each Material Contract; and
(b)	each other agreement or other instrument to which it is a party, where the failure to do so would be likely to have or result in a Material Adverse Effect.
22.6	Environmental and Social Requirements
The Borrower shall comply with all relevant Environmental and Social Requirements in all material respects.
22.7	Pledge over Assets
The Borrower shall promptly execute supplemental pledges over all future assets which may be legally pledged under the Pledge over Assets in accordance with the terms of that Security Document.
23.	FINANCIAL COVENANTS
23.1	Definitions
In this Clause 23: "Acceptable Bank" means:
(a)	a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or A3 or higher by Moody's Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or
(b)	any other bank or financial institution approved by the Agent.
"Borrower Current Assets" means, on the last day of a Relevant Measurement Period, the aggregate consolidated amount of all assets of the Borrower Group realisable in the ordinary course of business within twelve (12) Months from such day which would be shown (in accordance with GAAP) as current assets on a consolidated balance sheet of the Borrower.

"Borrower Current Liabilities" means, on the last day of a Relevant Measurement Period, the aggregate consolidated amount of all liabilities of the Borrower Group payable within twelve (12) Months of such date which would be shown (in accordance with GAAP) as current liabilities on a consolidated balance sheet of the Borrower, excluding however the current portion of long term debt under the Loan.
"Borrower Debt Service" means, in respect of any Relevant Measurement Period, the aggregate of scheduled repayments of principal and interest due from the Borrower under the Finance Documents during such period.
"Borrower Debt Service Cover Ratio" means, in relation to any Relevant Measurement Period, the ratio of:
(a)	Borrower EBITDA for such period; to
(b)	all Borrower Debt Service payable during such period.
"Borrower EBITDA" means, in respect of any Relevant Measurement Period, the consolidated operating profit of the Borrower Group before taxation (excluding the results from discontinued operations):
(a)	before deducting any interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable or capitalised by any member of the Borrower Group (calculated on a consolidated basis) in respect of that Relevant Measurement Period;
(b)	before deducting any depreciation and amortisation/impairment;
(c)	not including any accrued interest owing to any member of the Borrower Group;
(d)	before taking into account any Exceptional Items;
(e)	after deducting the amount of any profit (or adding back the amount of any loss) of any member of the Borrower Group which is attributable to minority interests;
(f)	plus or minus the Borrower Group's share of the profits or losses (after finance costs and tax) of Non-Group Entities after deducting the amount of any profit of any Non-Group Entity to the extent that the amount of the profit included in the financial statements of the Borrower exceeds the amount actually received in cash by members of the Borrower Group through distributions by the Non- Group Entity;
(g)	before taking into account any unrealised gains or losses on any derivative instrument financial instrument (other than any derivative instrument which is accounted for on a hedge accounting basis);
(h)	before taking into account any gain or loss arising from an upward or downward revaluation of any other asset at any time after 31 December 2014, in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Borrower Group before taxation, depreciation and amortisation.

"Borrower Gearing Ratio" means, in respect of any Relevant Measurement Period, the ratio of:
(a)	Borrower Total Debt; to
(b)	Borrower Tangible Net Worth/Total Equity.
"Borrower Group" means the Borrower and each of its Subsidiaries.
"Borrower Leverage Ratio" means, in respect of any Relevant Measurement Period, the ratio of:
(a)	Borrower Total Debt; to
(b)	Borrower EBITDA.
"Borrower Tangible Net Worth/Total Equity" means at any time the aggregate of the amounts paid up or credited as paid up on the Borrower's issued share capital and the aggregate amount of the capital and reserves of the Borrower:
(a)	excluding (whether positive or negative) the amount of any:
(i)	goodwill and intangible assets;
(ii)	unrealised currency gains or losses; and
(b)	deducting the amount of any:
(i)	revaluation reserve;
(ii)	capitalised Tax losses; and
(c)	adding the amount of all Subordinated Debt; and
(d)	making such other adjustments as the Agent may from time to time approve in writing.
"Borrower Total Debt" means, at any time, the aggregate amount of all obligations of the Borrower for or in respect of Borrowings at that time but:
(a)	excluding any such obligations to any other member of the Borrower Group;
(b)	excluding, to the extent they constitute Borrowings, any New Shareholder Injections;
(c)	including, in the case of Finance Leases only, their capitalised value; and
(d)	deducting the aggregate amount of Cash and Cash Equivalent Investments held by any member of the Borrower Group at that time,

and so that no amount shall be included or excluded more than once.
"Borrowings" means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of members of the Borrower Group for or in respect of:
(a)	moneys borrowed and debit balances at banks or other financial institutions;
(b)	any acceptances under any acceptance credit or bill discount facility (or dematerialised equivalent);
(c)	any note purchase facility or the issue of bonds (but not Trade Instruments), notes, debentures, loan stock or any similar instrument;
(d)	any Finance Lease;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument (but not, in any case, Trade Instruments) issued by a bank or financial institution in respect of an underlying liability of an entity which is not a member of the Borrower Group which liability would fall within one of the other paragraphs of this definition;
(g)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Final Repayment Date or are otherwise classified as borrowings under GAAP;
(h)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question;
(i)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);
(j)	any amount raised under any other transaction (including any forward sale or purchase agreement, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and
(k)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.
"Cash" means, at any time, cash in hand or at bank and (in the latter case) credited to an account or other bank deposits in the name of a member of the Borrower Group with an Acceptable Bank and to which a member of the Borrower Group is alone (or together with other members of the Borrower Group) beneficially entitled and for so long as:

(a)	that cash is repayable on demand;
(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Borrower Group or of any other person whatsoever or on the satisfaction of any other condition;
(c)	there is no Security Interest over that cash except for any Security Interest constituted by a netting or set-off arrangement entered into by any member of the Borrower Group in the ordinary course of its banking arrangements; and
(d)	the cash is freely and immediately available to be applied in repayment or prepayment of the Facility.
"Cash Equivalent Investments" means at any time:
(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;
(b)	any investment in marketable debt obligations issued or guaranteed by any government, instrumentality or agency which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or A3 or higher by Moody's Investor Services Limited or a comparable rating from an internationally recognised credit rating agency, maturing within one (1) year after the relevant date of calculation and not convertible or exchangeable to any other security;
(c)	commercial paper not convertible or exchangeable to any other security:
(i)	for which a recognised trading market exists;
(ii)	which matures within one year after the relevant date of calculation; and
(iii)	which has a credit rating of either A-1 or higher by Standard & Poor's Rating Services, F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;
(d)	any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor's Rating Services, F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investor Services Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above and (iii) can be turned into cash on not more than thirty (30) days' notice; or
(e)	any other debt security approved by the Majority Lenders,

in each case, denominated in United States dollars, United Arab Emirates dirhams, euros, sterling or the lawful currency of any other member state of the Gulf Cooperation Council and to which any member of the Borrower Group is alone (or together with other members of the Borrower Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Borrower Group or subject to any Security Interest except for any Security Interest constituted by a netting or set-off arrangement entered into by any member of the Borrower Group in the ordinary course of its banking arrangements.

"Consolidated Current Assets" means, on the last day of a Relevant Measurement Period, the aggregate consolidated amount of all assets of members of the Group realisable in the ordinary course of business within twelve (12) Months from such day which would be shown (in accordance with GAAP) as current assets on a consolidated balance sheet of the Guarantor.
"Consolidated Current Liabilities" means, on the last day of a Relevant Measurement Period, the aggregate consolidated amount of all liabilities of members of the Group payable within twelve (12) Months of such date which would be shown (in accordance with GAAP) as current liabilities on a consolidated balance sheet of the Guarantor.
"Consolidated EBITDA" means, in respect of any Relevant Measurement Period, the consolidated operating profit of the Group before taxation (excluding the results from discontinued operations):
(a)	before deducting any interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable or capitalised by any member of the Group (calculated on a consolidated basis) in respect of that Relevant Measurement Period;
(b)	before deducting any depreciation and amortisation/impairment;
(c)	not including any accrued interest owing to any member of the Group;
(d)	before taking into account any Exceptional Items;
(e)	after deducting the amount of any profit (or adding back the amount of any loss) of any member of the Group which is attributable to minority interests;
(f)	plus or minus the Group's share of the profits or losses (after finance costs and tax) of Non-Group Entities after deducting the amount of any profit of any Non-Group Entity to the extent that the amount of the profit included in the financial statements of the Group exceeds the amount actually received in cash by members of the Group through distributions by the Non-Group Entity;
(g)	before taking into account any unrealised gains or losses on any derivative instrument financial instrument (other than any derivative instrument which is accounted for on a hedge accounting basis);
(h)	before taking into account any gain or loss arising from an upward or downward revaluation of any other asset at any time after 31 December 2014,

   in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation, depreciation and amortisation.

"Consolidated Net Working Capital" means, on the last day of a Relevant Measurement Period, Consolidated Current Assets minus Consolidated Current Liabilities on such date.
"Consolidated Tangible Net Worth" means, at any time:
(a)	the total assets of the Group which would be shown as assets on a consolidated balance sheet of the Guarantor as of such time prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, minus
(b)	the total liabilities of the Group which would be shown as liabilities on a consolidated balance sheet of the Guarantor as of such time prepared in accordance with GAAP.
"Consolidated Total Assets" means the aggregate consolidated amount of all assets of the Group as shown in the most recent consolidated quarterly financial statements of the Guarantor.
"Consolidated Total Liabilities" means the aggregate consolidated amount of all liabilities of the Group as shown in the most recent consolidated quarterly financial statements of the Guarantor.
"Exceptional Items" means any exceptional, one off, non-recurring or extraordinary items/any material items of an unusual or non-recurring nature which represent gains or losses including those arising on:
(a)	the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;
(b)	disposals, revaluations or impairment of non-current assets; and
(c)	disposals of assets associated with discontinued operations.
"Finance Charges means, for any Relevant Measurement Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of Borrowings whether paid, payable or capitalised by any member of the Group (calculated on a consolidated basis) in respect of that Relevant Measurement Period:
(a)	including the interest (but not the capital) element of payments in respect of Finance Leases;
(b)	including any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) any member of the Group under any interest rate hedging arrangement; and

(c)	taking no account of any unrealised gains or losses on any derivative instruments other than any derivative instruments which are accounted for on a hedge accounting basis.
"Finance Lease" means any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease.
"Loan to Value Ratio" means, in relation to any Relevant Measurement Period, the ratio of:
(a)	Total Outstandings; to
(b)	the value of the Terminal as set out in the most recent Valuation.
"New Shareholder Injections" means the aggregate amount subscribed for by any person (other than a member of the Borrower Group) (i) for ordinary shares in the Borrower or (ii) for loan notes or other debt instruments in the Borrower which are subordinated on terms acceptable to the Majority Lenders.
"Non-Group Entity" means any investment or person (which is not itself a member of the Group (including associates and any joint venture)) in which any member of the Group has an ownership interest.
"Relevant Measurement Period" means:
(a)	in relation to the Guarantor, a period of twelve (12) Months ending on the last day of a financial quarter of the Guarantor; and
(b)	in relation to the Borrower, a period of twelve (12) Months ending on the last day of a financial quarter of the Borrower.
"Total Outstandings" means, at any time, the aggregate outstanding principal amount of the Loans.
"Trade Instruments" means performance bonds, advanced payment bonds or documentary letters of credit issued in respect of obligations of members of the Borrower Group arising in the ordinary course of trade.
23.2	Interpretation
23.2.1	Except as otherwise provided to the contrary in this Agreement, an accounting term used in this Clause 23 is to be construed in accordance with the principles applied in connection with the audited consolidated financial statements of the Guarantor for the year ended on 31 December 2014.
23.2.2	Any amount in a currency other than Dirhams is to be taken into account at its Dirham equivalent calculated on the basis of:
(a)	the Agent's spot rate of exchange for the purchase of the relevant currency in the UAE foreign exchange market with Dirhams at or about 11.00 am on the relevant day the relevant amount falls to be calculated; or

(b)	if the amount is to be calculated on the last day of a financial period of the Borrower, the relevant rates of exchange used by the Borrower in or in connection with, its financial statements for that period.
23.2.3	No item must be credited or deducted more than once in any calculation under this Clause 23.
23.3	Financial covenants of the Guarantor
The Guarantor shall comply with the following financial covenants as tested quarterly by reference to each of the consolidated financial statements of the Guarantor delivered pursuant to paragraphs (a) and (b) of Clause 20.1 (Financial statements).
23.3.1	Consolidated Net Working Capital
The Guarantor shall ensure that at all times Consolidated Net Working Capital is not less than one hundred and twenty-five million Dollars (US$125,000,000).

23.3.2	Consolidated Tangible Net Worth
The Guarantor shall ensure that at all times Consolidated Tangible Net Worth is not less than four hundred and ten million Dollars (US$410,000,000).

23.3.3	Consolidated current ratio
The Guarantor shall ensure that the ratio of Consolidated Current Assets to Consolidated Current Liabilities for any Relevant Measurement Period is not less than 1.15:1.

23.3.4	Consolidated solvency ratio
The Guarantor shall ensure that the ratio of Consolidated Total Liabilities to Consolidated Total Assets for any Relevant Measurement Period does not exceed 0.70:1.

23.3.5	Consolidated interest cover ratio
The Guarantor shall ensure that the ratio of Consolidated EBITDA to Consolidated Interest Expenses for any Relevant Measurement Period is not less than 1.90:1.

23.4	Financial covenants of the Borrower

23.4.1	Testing of Borrower financial covenants
The Borrower shall comply with the financial covenants set out in this Clause 23.4 as tested quarterly by reference to:

(a)	in relation to each of the financial covenants set out in sub-Clauses 23.4.2 to 23.4.6, each of the consolidated financial statements of the Borrower delivered pursuant to paragraphs (a) and (b) of Clause 20.1 (Financial statements); and

(b)	in relation to the financial covenant set out in sub-Clause 23.4.7:
(i)	where the Relevant Measurement Period falls in a calendar year for which a Valuation has been prepared in accordance with Clause 20.6 (Valuations), the most recent Valuation delivered by the Borrower for the purposes of that Clause; and
(ii)	in any other case, the figure appearing in the line entitled "Storage facility" under the heading "Fixed Assets" in the most recent annual audited financial statements delivered by the Borrower pursuant to Clause 20.1 (Financial statements).
23.4.2	Borrower Tangible Net Worth/Total Equity
The Borrower shall ensure that at all times Borrower Tangible Net Worth/Total Equity is not less than one hundred million Dollars (US$100,000,000).

23.4.3	Borrower current ratio
The Borrower shall ensure that the ratio of Borrower Current Assets to Borrower Current Liabilities for any Relevant Measurement Period is not less than 1.00:1.

23.4.4	Borrower leverage ratio
The Borrower shall ensure that the Borrower Leverage Ratio for any Relevant Measurement Period shall not at any time exceed the ratio set out in column 2 below opposite that Relevant Measurement Period:

Column 1 Relevant Measurement Period ending	Column 2 Ratio
31 December 2016	7.00:1
on a Quarter Date in 2017	6.00:1
on a Quarter Date in 2018	5.00:1
Thereafter	4.00:1

23.4.5	Borrower gearing ratio
The Borrower shall ensure that the Borrower Gearing Ratio for any Relevant Measurement Period is not more than 1.50:1.

23.4.6	Borrower Debt Service Cover Ratio

The Borrower shall ensure that the Borrower Debt Service Cover Ratio for any Relevant Measurement Period is not less than 1.25:1.

23.4.7	Loan to Value Ratio
The Borrower shall ensure that the Loan to Value Ratio for any Relevant Measurement Period is not more than 0.64:1.

23.5	Loan to Value Ratio – Cure rights
23.5.1	If the Borrower has delivered a Compliance Certificate in accordance with Clause 20.3 (Compliance with Financial Covenants) which evidences that the Borrower would, but for this Clause 23.5, be in breach of sub-Clause 23.4.7 (Loan to Value Ratio) (the date on which such Compliance Certificate is delivered being the "Relevant Testing Date"), no Event of Default shall occur in relation to that breach provided that within five (5) Business Days of the Relevant Testing Date:
(a)	at the Borrower's own cost and expense, additional assets are secured in favour of the Security Agent, in form and substance satisfactory to the Agent; or
(b)	the Borrower has made a voluntary prepayment in accordance with Clause 8.6 (Voluntary prepayment of Loans – LTV cure), so that, in either case, the Loan to Value Ratio (as recalculated in accordance with sub-Clause 23.5.2) is not more than 0.64:1 and is deemed to be passed in relation to that Relevant Testing Date.

23.5.2	For the purposes of testing the Loan to Value Ratio on any Relevant Testing Date in respect of which the Borrower has exercised the cure rights provided for in sub-Clause 23.5.1:
(a)	in the case of sub-Clause 23.5.1(a), the value of the Terminal (as determined in accordance with sub-Clause 23.4.1 (Testing of Borrower financial covenants)) for the Relevant Measurement Period shall be increased by the current market value of the additional secured assets as certified by the Valuer; and
(b)	in the case of sub-Clause 23.5.1(b), the aggregate amount of the Total Outstandings shall be recalculated as if the amount applied by the Borrower in prepayment pursuant to Clause 8.6 (Voluntary prepayment of Loans – LTV cure) had been so applied, and a portion of the Total Commitments equal to that amount had been so cancelled, on the first day of the Relevant Measurement Period.
23.5.3	The Borrower may only cure a breach of the Loan to Value Ratio pursuant to this Clause 23.5 up to three times during the life of the Facility.

24.	EVENTS OF DEFAULT
Each of the events or circumstances set out in this Clause 24 is an Event of Default (save for Clause 24.15 (Acceleration)).
24.1	Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:
(a)	its failure to pay is caused by:
(i)	administrative or technical error; or
(ii)	a Disruption Event; and
(b)	payment is made within three (3) Business Days of its due date.
24.2	Financial covenants
Any requirement of Clause 23 (Financial Covenants) is not satisfied.
24.3	Other obligations
24.3.1	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.1 (Non-payment) and Clause 24.2 (Financial covenants).
24.3.2	No Event of Default under sub-Clause 24.3.1 will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the earlier of:
(a)	the Agent giving notice to the Borrower; and
(b)	any Obligor becoming aware of the failure to comply.
24.4	Misrepresentation
Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.
24.5	Cross default
24.5.1	Any Financial Indebtedness of a Material Company is not paid when due nor within any originally applicable grace period.
24.5.2	Any Financial Indebtedness of a Material Company is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

24.5.3	Any commitment for any Financial Indebtedness of a Material Company is cancelled or suspended by any creditor of a Material Company as a result of an event of default (however described).
24.5.4	Any creditor of a Material Company becomes entitled to declare any Financial Indebtedness of a Material Company due and payable prior to its specified maturity as a result of an event of default (however described) .
24.5.5	No Event of Default will occur under this Clause 24.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within sub-Clauses 24.5.1 to 24.5.4 is less than AED7,500,000 (or its equivalent in any other currency or currencies).
24.6	Insolvency
24.6.1	Any Obligor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.
24.6.2	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).
24.6.3	A moratorium is declared in respect of any indebtedness of any Obligor.
24.7	Insolvency proceedings
Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;
(b)	a composition, compromise, assignment or arrangement with any creditor of any Obligor;
(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of its assets; or
(d)	enforcement of any security over any assets of any Obligor, or any analogous procedure or step is taken in any jurisdiction.
24.8	Creditors' process
Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Obligor.

24.9	Unlawfulness
24.9.1	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.
24.9.2	Any obligation or obligations of any Obligor under any Finance Documents are not, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.
24.9.3	Any Finance Document ceases to be in full force and effect or is alleged by a party to it (other than a Finance Party) to be ineffective.
24.10	Cessation of business
An Obligor ceases, or threatens to cease, to carry on business.
24.11	Repudiation
An Obligor repudiates a Transaction Document or evidences an intention to repudiate a Transaction Document.
24.12	Material Company ownership
Any Material Company (other than an Obligor) ceases to be legally and beneficially owned, directly or indirectly, by the Guarantor.
24.13	Audit qualification
The auditors of any Obligor qualify the audited annual consolidated financial statements of that Obligor:
(a)	on the grounds that the information supplied to them or to which they had access was inadequate or unreliable;
(b)	on the grounds that they are unable to prepare such financial statements on a going concern basis; or
(c)	otherwise in terms or as to issues which in the opinion of the Majority Lenders (acting reasonably) are material in the context of the Finance Documents and the transactions contemplated by them.
24.14	Material adverse change
Any event or series of events occurs that has or could reasonably be expected to have a Material Adverse Effect.

24.15	Acceleration
On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:
(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;
(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;
(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or
(d)	instruct the Security Agent to take any steps to enforce the rights of the Secured Parties under any Security Documents.

SECTION 9
CHANGES TO PARTIES

25.	CHANGES TO THE LENDERS
25.1	Assignments and transfers by the Lenders
Subject to this Clause 25, a Lender (the "Existing Lender") may:
(a)	assign any of its rights; or
(b)	transfer by novation any of its rights and obligations,
to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender"), provided that no assignment or transfer may be made to any person that is an Affiliate of any member of the Group.
25.2	Conditions of assignment or transfer
25.2.1	An Existing Lender must give notice to the Borrower within ten (10) days of making an assignment or transfer in accordance with Clause 25.1 (Assignments and transfers by the Lenders).
25.2.2	An assignment will only be effective on:
(a)	receipt by the Agent (whether in an assignment or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and
(b)	performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.
25.2.3	A transfer will only be effective if the procedure set out in Clause 25.5 (Procedure for transfer) is complied with.
25.2.4	If:
(a)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax Gross-up and Indemnities) or Clause 14 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This sub-Clause 25.2.4 shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility.
25.2.5	Each New Lender, by executing the relevant Transfer Certificate or an assignment, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.
25.3	Assignment or transfer fee
The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of AED8,000.
25.4	Limitation of responsibility of Existing Lenders
25.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
(b)	the financial condition of any Obligor;
(c)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or
(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.
25.4.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(a)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and
(b)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

25.4.3	Nothing in any Finance Document obliges an Existing Lender to:
(a)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 25; or
(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non- performance by any Obligor of its obligations under the Finance Documents or otherwise.
25.5	Procedure for transfer
25.5.1	Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) a transfer is effected in accordance with sub-Clause 25.5.3 when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to sub-Clause 25.5.2, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate. The Obligors and the other Finance Parties irrevocably authorise the Agent to execute any Transfer Certificate on their behalf, without any consultation with them.
25.5.2	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.
25.5.3	On the Transfer Date:
(a)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the "Discharged Rights and Obligations");
(b)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;
(c)	the Agent, the Arrangers, the Security Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and
(d)	the New Lender shall become a Party as a "Lender".
25.6	Procedure for assignment
25.6.1	Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with sub-Clause 25.6.3 when the Agent executes an otherwise duly completed assignment delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to sub-Clause 25.6.2, as soon as reasonably practicable after receipt by it of a duly completed assignment appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that assignment.
25.6.2	The Agent shall only be obliged to execute an assignment delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.
25.6.3	On the Transfer Date:
(a)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the assignment;
(b)	the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the "Relevant Obligations") and expressed to be the subject of the release in the assignment; and
(c)	the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.
25.6.4	Lenders may utilise procedures other than those set out in this Clause 25.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 25.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause (Conditions of assignment or transfer).
25.7	Copy of Transfer Certificate or Assignment to Borrower
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an assignment, send to the Borrower a copy of that Transfer Certificate or assignment.

25.8	Security over Lenders' rights
In addition to the other rights provided to Lenders under this Clause 25, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including:
(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and
(b)	in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security Interest shall:
(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or
(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.
26.	CHANGES TO THE OBLIGORS
No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 9
THE FINANCE PARTIES

27.	ROLE OF THE AGENT AND THE ARRANGERS
27.1	Appointment of the Agent
27.1.1	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.
27.1.2	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
27.2	Duties of the Agent
27.2.1	Subject to sub-Clause 27.2.3, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.
27.2.2	Without prejudice to Clause 25.7 (Copy of Transfer Certificate or Assignment to Borrower), sub-Clause 27.2.1 shall not apply to any Transfer Certificate or to any assignment.
27.2.3	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
27.2.4	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.
27.2.5	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arrangers) under this Agreement it shall promptly notify the other Finance Parties.
27.2.6	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.
27.2.7	The Agent shall provide to the Borrower within five (5) Business Days of a request by the Borrower (but no more frequently than once per calendar month) , a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.
27.3	Role of the Arrangers
Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.
27.4	No fiduciary duties
27.4.1	Nothing in this Agreement constitutes the Agent or the Arrangers as a trustee or fiduciary of any other person.
27.4.2	Neither the Agent, the Security Agent nor the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
27.5	Business with the Group
The Agent, the Security Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.
27.6	Rights and discretions of the Agent
27.6.1	The Agent may rely on:
(a)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and
(b)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
27.6.2	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(a)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.1 (Non-payment));
(b)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and
(c)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.
27.6.3	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

27.6.4	The Agent may act in relation to the Finance Documents through its personnel and agents.
27.6.5	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
27.6.6	Without prejudice to the generality of sub-Clause 27.6.5, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Borrower and shall, as soon as reasonably practicable, disclose the same upon the written request of the Borrower or the Majority Lenders.
27.6.7	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arrangers is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
27.7	Majority Lenders' instructions
27.7.1	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.
27.7.2	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.
27.7.3	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.
27.7.4	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.
27.7.5	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.
27.8	Responsibility for documentation
Neither the Agent nor the Arrangers:
(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arrangers, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum;

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or
(c)	is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.
27.9	Exclusion of liability
27.9.1	Without limiting sub-Clause 27.9.2, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.
27.9.2	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this clause subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.
27.9.3	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.
27.9.4	Nothing in this Agreement shall oblige the Agent or the Arrangers to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arrangers.
27.10	Lenders' indemnity to the Agent
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).
27.11	Resignation of the Agent
27.11.1	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

27.11.2	Alternatively the Agent may resign by giving thirty (30) days' notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.
27.11.3	If the Majority Lenders have not appointed a successor Agent in accordance with sub-Clause 27.11.2 above within twenty (20) days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent.
27.11.4	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.
27.11.5	The Agent's resignation notice shall only take effect upon the appointment of a successor.
27.11.6	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 27. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
27.11.7	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with sub-Clause 27.11.2. In this event, the Agent shall resign in accordance with sub-Clause 27.11.2.
27.12	Replacement of the Agent
27.12.1	After consultation with the Borrower, the Majority Lenders may, by giving thirty (30) days' notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent.
27.12.2	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.
27.12.3	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 27 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).
27.12.4	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

27.13	Confidentiality
27.13.1	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.
27.13.2	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
27.14	Relationship with the Lenders
27.14.1	The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:
(a)	entitled to or liable for any payment due under any Finance Document on that day; and
(b)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five (5) Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.
27.14.2	Each Lender shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.
27.14.3	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under sub-Clauses 34.6.1 to 34.6.2 of Clause 34.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 34.2 (Addresses) and sub-Clause 34.6.1(b) of Clause 34.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

27.15	Credit appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including:
(a)	the financial condition, status and nature of each member of the Group;
(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and
(d)	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
27.16	Reference Banks
If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.
27.17	Agent's management time
Any amount payable to the Agent under Clause 15.3 (Indemnity to the Agent), Clause 17 (Costs and Expenses) and Clause 27.10 (Lenders' indemnity to the Agent) shall include the cost of utilising the Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 12 (Fees).
27.18	Deduction from amounts payable by the Agent
If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.	THE SECURITY AGENT
28.1	Security Agent as agent and trustee
28.1.1	The Security Agent declares that it holds the Transaction Security governed by English law and Marshall Islands law on trust for the Secured Parties on the terms contained in the Finance Documents.
28.1.2	The Security Agent declares that it holds the Transaction Security governed by UAE law as agent for the Secured Parties on the terms contained in the Finance Documents.
28.1.3	Each of the Secured Parties (other than the Security Agent) authorises the Security Agent to:
(a)	perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and
(b)	to execute any Finance Document to which the Security Agent is a party in its capacity as agent for and on behalf of the Secured Parties.
28.2	Parallel debt (Covenant to pay the Security Agent)
28.2.1	Notwithstanding any other provision of the Finance Documents, each Obligor hereby irrevocably and unconditionally undertakes to pay to the Security Agent, as creditor in its own right and not as representative of the other Secured Parties, sums equal to and in the currency of each amount payable by such Obligor to each of the Secured Parties under each of the Finance Documents as and when that amount falls due for payment under the relevant Finance Document or would have fallen due but for any discharge resulting from failure of another Secured Party to take appropriate steps, in insolvency proceedings affecting that Obligor, to preserve its entitlement to be paid that amount.
28.2.2	The Security Agent shall have its own independent right to demand payment of the amounts payable by each Obligor under this Clause 28.2, irrespective of any discharge of such Obligor's obligation to pay those amounts to the other Secured Parties resulting from failure by them to take appropriate steps, in insolvency proceedings affecting that Obligor, to preserve their entitlement to be paid those amounts.
28.2.3	Any amount due and payable by an Obligor to the Security Agent under this 28.2 shall be decreased to the extent that the other Secured Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Finance Documents and any amount due and payable by an Obligor to the other Secured Parties under those provisions shall be decreased to the extent that the Security Agent has received (and is able to retain) payment in full of the corresponding amount under this Clause 28.2.

28.3	No independent power
The Secured Parties shall not have any independent power to enforce, or have recourse to, any of Security Interest created by the Security Documents or to exercise any rights or powers arising under the Security Documents (other than under this Agreement) except through the Security Agent.
28.4	Instructions to Security Agent and exercise of discretion
28.4.1	Subject to sub-Clause 28.4.3, the Security Agent shall act in accordance with any instructions given to it by the Agent (acting on the instructions of the Majority Lenders) or, if so instructed by an the Agent (acting on the instructions of the Majority Lenders), refrain from exercising any right, power, authority or discretion vested in it as Security Agent and shall be entitled to assume that (a) any instructions received by it from the Agent or any group of creditors are duly given in accordance with the terms of the Finance Documents and (b) unless it has received actual notice of revocation, that those instructions or directions have not been revoked.
28.4.2	The Security Agent shall be entitled to request instructions, or clarification of any direction, from the Agent as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers, authorities and discretions and the Security Agent may refrain from acting unless and until those instructions or clarification are received by it.
28.4.3	Sub-clause 28.4.1 shall not apply:
(a)	where this Agreement requires the Security Agent to act in a specified manner or to take a specified action; and
(b	in respect of any provision which protects the Security Agent's own position in its personal capacity as opposed to its role of Security Agent for the Secured Parties including the provisions set out in Clauses 28.6 (Security Agent's discretions) to Clause 28.21 (Disapplication).
28.5	Security Agent's actions
Without prejudice to the provisions of Clause 28.4 (Instructions to Security Agent and exercise of discretion), the Security Agent may (but shall not be obliged to), in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Finance Documents as it considers in its discretion to be appropriate in the interests of the Secured Parties.

28.6	Security Agent's discretions
The Security Agent may:
(a)	assume (unless it has received actual notice to the contrary from the Agent) that (i) no Default has occurred and no Obligor is in breach of or default under its obligations under any of the Finance Documents and (ii) any right, power, authority or discretion vested by any Finance Document in any person has not been exercised;
(b)	if it receives any instructions or directions to take any action in relation to the Transaction Security, assume that all applicable conditions under the Finance Documents for taking that action have been satisfied;
(c)	engage, pay for and rely on the advice or services of any legal advisers, accountants, tax advisers, surveyors or other experts (whether obtained by the Security Agent or by any other Finance Party) whose advice or services may at any time seem necessary, expedient or desirable;
(d)	rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the knowledge of a Finance Party or an Obligor, rely upon a certificate signed by or on behalf of that person; and
(e)	refrain from acting in accordance with the instructions of any Party (including bringing any legal action or proceeding arising out of or in connection with the Finance Documents) until it has received any indemnification and/or security that it may in its discretion require (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in so acting.
28.7	Security Agent's obligations
The Security Agent shall promptly:
(a)	copy to the Agent the contents of any notice or document received by it from any Obligor under any Finance Document;
(b)	forward to a Party the original or a copy of any document which is delivered to the Security Agent for that Party by any other Party provided that, except where a Finance Document expressly provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party; and
(c)	inform the Agent of the occurrence of any Default or any default by a Obligor in the due performance of or compliance with its obligations under any Finance Document of which the Security Agent has received notice from any other party to this Agreement.

28.8	Excluded obligations
Notwithstanding anything to the contrary expressed or implied in the Finance Documents, the Security Agent shall not:
(a)	be bound to enquire as to (i) whether or not any Default has occurred or (ii) the performance, default or any breach by an Obligor of its obligations under any of the Finance Documents;
(b)	be bound to account to any other Party for any sum or the profit element of any sum received by it for its own account;
(c)	be bound to disclose to any other person (including but not limited to any Finance Party) (i) any Confidential Information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty; and
(d)	have or be deemed to have any relationship of trust or agency with, any Obligor.
28.9	Exclusion of liability
None of the Security Agent, any Receiver nor any Delegate shall accept responsibility or be liable for:
(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security Agent or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(c)	any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Finance Documents or otherwise, whether in accordance with an instruction from an Agent or otherwise unless directly caused by its gross negligence or wilful misconduct;
(d)	the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, the Finance Documents; or
(e)	any shortfall which arises on the enforcement or realisation of the Transaction Security.

28.10	No proceedings
No Party (other than the Security Agent, that Receiver or that Delegate) may take any proceedings against any officer, employee or agent of the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Charged Property and any officer, employee or agent of the Security Agent, a Receiver or a Delegate may rely on this clause subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Rights Act.
28.11	Own responsibility
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Finance Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)	the financial condition, status and nature of each member of the Group;
(b)	the legality, validity, effectiveness, adequacy and enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(c)	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;
(d)	the adequacy, accuracy and/or completeness of any information provided by the Security Agent or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and
(e)	the right or title of any person in or to, or the value or sufficiency of any part of Charged Property, the priority of any of the Transaction Security or the existence of any Security Interest affecting Charged Property, and each Finance Party warrants to the Security Agent that it has not relied on and will not at any time rely on the Security Agent in respect of any of these matters.

28.12	No responsibility to perfect Transaction Security
The Security Agent shall not be liable for any failure to:
(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of Charged Property;
(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Finance Documents or the Transaction Security;
(c)	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Finance Documents or of the Transaction Security;
(d)	take, or to require any of the Obligors to take, any steps to perfect its title to any of Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security Interest under the laws of any jurisdiction; or
(e)	require any further assurances in relation to any of the Security Documents.
28.13	Insurance by Security Agent
28.13.1	The Security Agent shall not be under any obligation to insure any of Charged Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Finance Documents. The Security Agent shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.
28.13.2	Where the Security Agent is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless an Agent shall have requested it to do so in writing and the Security Agent shall have failed to do so within fourteen (14) days after receipt of that request.
28.14	Custodians and nominees
The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

28.15	Acceptance of title
The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any of the Obligors may have to any of the Charged Property and shall not be liable for or bound to require any Obligor to remedy any defect in its right or title.
28.16	Refrain from illegality
Notwithstanding anything to the contrary expressed or implied in the Finance Documents, the Security Agent may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction and the Security Agent may do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.
28.17	Business with the Obligors
The Security Agent may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any of the Obligors.
28.18	Winding-up of trust
If the Security Agent, with the approval of each of the Agent, determines that (i) all of the obligations secured by the Security Documents have been fully and finally discharged and (ii) none of the Secured Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents:
(a)	the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Security Documents; and
(b)	any Retiring Security Agent shall release, without recourse or warranty, all of its rights under each of the Security Documents.
28.19	Powers supplemental
The rights, powers and discretions conferred upon the Security Agent by this Agreement shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by general law or otherwise.
28.20	Trustee division separate
28.20.1	In acting as trustee for the Secured Parties, the Security Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any of its other divisions or departments.
28.20.2	If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

28.21	Disapplication
Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.
28.22	Priority of indemnity
The Security Agent and every Receiver and Delegate may, in priority to any payment to the Finance Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.
28.23	Lenders' indemnity to Security Agent
Each Lender shall (in the proportion that the Loans due to it bears to the aggregate of the Loans) indemnify the Security Agent and every Receiver and every Delegate, within three (3) Business Days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the Security Agent's, Receiver's or Delegate's gross negligence or wilful misconduct) in acting as Security Agent, Receiver or Delegate under the Finance Documents (unless the Security Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document) and the Obligors shall jointly and severally indemnify each Lender against any payment made by it under this Clause 28.23.
28.24	Resignation of Security Agent
28.24.1	The Security Agent may resign and appoint one of its affiliates as successor by giving notice to the Agent and the Obligors.
28.24.2	Alternatively the Security Agent may resign by giving notice to the other Parties in which case the Majority Lenders may appoint a successor Security Agent.
28.24.3	If the Majority Lenders have not appointed a successor Security Agent in accordance with sub-Clause 28.24.2 within thirty (30) days after the notice of resignation was given, the Security Agent (after consultation with the Agent) may appoint a successor Security Agent.
28.24.4	The retiring Security Agent (the "Retiring Security Agent") shall, at its own cost, make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents.

28.24.5	The Security Agent's resignation notice shall only take effect upon (i) the appointment of a successor and (ii) the transfer of all of the Charged Property to that successor.
28.24.6	Upon the appointment of a successor, the Retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under Clause 28.18 (Winding up of trust) and under sub-Clause 28.24.4) but shall, in respect of any act or omission by it whilst it was the Security Agent, remain entitled to the benefit of Clauses 28 (The Security Agent), 15.4 (Indemnity to the Security Trustee) and 28.23 (Lenders' indemnity to Security Agent). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.
28.24.7	The Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with sub-Clause 28.24.2. In this event, the Security Agent shall resign in accordance with sub-Clause 28.24.2 but the cost referred to in sub- Clause 29.24.4 shall be for the account of the Obligors.
28.25	Delegation
28.25.1	Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Finance Documents.
28.25.2	That delegation may be made upon any terms and conditions (including the power to sub delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any such delegate or sub delegate.
28.26	Additional Security Agents
28.26.1	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co trustee jointly with it (i) if it considers that appointment to be in the interests of the Secured Parties or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Agent deems to be relevant or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Security Agent shall give prior notice to the Parent and the Agent of that appointment.
28.26.2	Any person so appointed shall have the rights, powers and discretions (not exceeding those conferred on the Security Agent by this Agreement) and the duties and obligations that are conferred or imposed by the instrument of appointment.
28.26.3	The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

29.	APPLICATION OF PROCEEDS
29.1	Order of Application
All moneys from time to time received or recovered by a Security Agent under Clause 28.2 (Parallel Debt (Covenant to pay the Security Agent)) and/or in connection with the realisation or enforcement of all or any part of the Transaction Security shall be held by the Security Agent on trust to apply them at such times as the Security Agent sees fit, to the extent permitted by applicable law, in the following order of priority:
29.1.1	first, in discharging any sums owing to the Security Agent (in its capacity as agent), any Receiver or any Delegate;
29.1.2	secondly, in payment to the Agent for application towards the discharge of all sums due and payable by any Obligor under any of the Finance Documents in accordance with Clause 32.6 (Partial Payments);
29.1.3	thirdly, if none of the Obligors is under any further actual or contingent liability under any Finance Document, in payment to any person to whom the Security Agent is obliged to pay in priority to any Obligor; and
29.1.4	fourthly, the balance, if any, in payment to the relevant Obligor.
29.2	Investment of Proceeds
Prior to the application of the proceeds of the Transaction Security in accordance with Clause 29.1 (Order of Application) the Security Agent may, at its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with any financial institution (including itself) and for so long as the Security Agent thinks fit (the interest being credited to the relevant account) pending the application from time to time of those monies at the Security Agent's discretion in accordance with the provisions of this Clause 29.
29.3	Currency Conversion
29.3.1	For the purpose of or pending the discharge of any of the Secured Obligations the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at the spot rate at which the Security Agent is able to purchase the currency in which the Secured Obligations are due with the amount received.
29.3.2	The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

29.4	Permitted Deductions
The Security Agent shall be entitled:
29.4.1	to set aside by way of reserve amounts required to meet; and
29.4.2	to make and pay, any deductions and withholdings (on account of Tax or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under the Finance Documents, and to pay all Tax which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties, or by virtue of its capacity as the Security Agent under any of the Finance Documents or otherwise (except in connection with its remuneration for performing its duties under the Finance Documents).
29.5	Discharge of Secured Obligations
29.5.1	Any payment to be made in respect of the Secured Obligations by the Security Agent may be made to the Agent on behalf of the Secured Parties and that payment shall be a good discharge to the extent of that payment, by the Security Agent.
29.5.2	The Security Agent is under no obligation to make payment to the Agent under sub-Clause 29.5.1 in the same currency as that in which the obligations and liabilities owing to the relevant Secured Party are denominated.
29.6	Sums received by Obligors
If any of the Obligors receives any sum which, pursuant to any of the Finance Documents, should have been paid to the Security Agent, that sum shall promptly be paid to the Security Agent for application in accordance with this Clause 29.
29.7	Application and consideration
In consideration for the covenants given to the Security Agent by each Obligor in Clause 28.2 (Parallel Debt (Covenant to pay the Security Agent)), the Security Agent agrees with each Obligor to apply all moneys from time to time paid by such Obligor to the Security Agent in accordance with the provisions of Clause 29.1 (Order of Application).
30.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES
No provision of this Agreement will:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

31.	SHARING AMONG THE FINANCE PARTIES
31.1	Payments to Finance Parties
If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 32 (Payment Mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:
(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Agent;
(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 32 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and
(c)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clauses 32.6 (Partial payments).
31.2	Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 32.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.
31.3	Recovering Finance Party's rights
On a distribution by the Agent under Clause 31.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.
31.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.
31.5	Exceptions
31.5.1	This Clause 31 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.
31.5.2	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(a)	it notified that other Finance Party of the legal or arbitration proceedings; and
(b)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION

32.	PAYMENT MECHANICS
32.1	Payments to the Agent
32.1.1	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
32.1.2	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.
32.2	Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 32.3 (Distributions to an Obligor) and Clause 32.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days' notice with a bank in the principal financial centre of the country of that currency.
32.3	Distributions to an Obligor
The Agent may (with the consent of the Obligor or in accordance with Clause 33 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.
32.4	Clawback
32.4.1	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.
32.4.2	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

32.5	Impaired Agent
32.5.1	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with sub-Clause 32.1.1 of Clause 32.1 (Payments to the Agent) may instead either:
(a)	pay that amount direct to the required recipient(s); or
(b)	if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with a bank acceptable to the Majority Lenders and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the "Paying Party") and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the "Recipient Party" or "Recipient Parties").
In each case such payments must be made on the due date for payment under the Finance Documents.
32.5.2	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.
32.5.3	A Party which has made a payment in accordance with sub-Clause 32.5.1 above shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.
32.5.4	Promptly upon the appointment of a successor Agent in accordance with sub-Clause 27.12.1 of Clause 27.12 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to sub-Clause 32.5.5) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 32.2 (Distributions by the Agent).
32.5.5	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:
(a)	that it has not given an instruction pursuant to sub-Clause 32.5.4; and
(b)	that it has been provided with the necessary information by that Recipient Party, give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

32.6	Partial payments
32.6.1	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the order of priority set out in paragraphs (c)(v) to (c)(ix) of sub-Clause 7.2.2 (Withdrawals from the Collection Account).
32.6.2	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (c)(v) to (c)(ix) of sub-Clause 7.2.2 (Withdrawals from the Collection Account).
32.6.3	Sub-Clauses 32.6.1 and 32.6.2 will override any appropriation made by an Obligor.
32.7	No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
32.8	Business Days
32.8.1	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
32.8.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
32.9	Currency of account
32.9.1	Subject to sub-Clauses 32.9.2 and 32.9.3, Dirhams is the currency of account and payment for any sum due from an Obligor under any Finance Document.
32.9.2	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
32.9.3	Any amount expressed to be payable in a currency other than Dirhams shall be paid in that other currency.
33.	SET-OFF
A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

34.	NOTICES
34.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.
34.2	Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)	in the case of the Borrower and the Guarantor, that identified with its name below;
(b)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and
(c)	in the case of the Agent or the Security Agent, that identified with its name below, or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days' notice.
Aegean Oil Terminal Corporation
Address:	c/o 10 Akti Kondili, 18545 Piraeus, Greece
Fax:	+30 210 45 86 271
Email:	sfokas@ampni.com
Attention:	Spyros Fokas

Aegean Marine Petroleum Network Inc.
Address:	c/o 10 Akti Kondili, 18545 Piraeus, Greece
Fax:	+30 210 45 86 271
Email:	sfokas@ampni.com
Attention:	Spyros Fokas

Agent
Address:	UAB Al Quoz Branch Corporate & Institutional Banking PO Box 392066 Dubai United Arab Emirates

Attention:	Agency Desk

Fax:	+971 (6) 5733906

Security Agent
Address:	UAB Al Quoz Branch Corporate & Institutional Banking PO Box 392066 Dubai United Arab Emirates

Attention:	Agency Desk

Fax:	+971 (6) 5733906

34.3	Delivery
34.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(a)	if by way of fax, when received in legible form; or
(b)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.
34.3.2	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's or the Security Agent's signature below (or any substitute department or officer as the Agent or the Security Agent shall specify for this purpose).
34.3.3	All notices from or to an Obligor shall be sent through the Agent.
34.3.4	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to the Guarantor.
34.3.5	Any communication or document which becomes effective, in accordance with this Clause 34.3, after 4.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.
34.4	Notification of address and fax number
Promptly upon receipt of notification of an address or fax number or change of address, or fax number pursuant to Clause 34.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

34.5	Communication when Agent is Impaired Agent
If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.
34.6	Electronic communication
34.6.1	Any communication to be made between the Agent or the Security Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the Security Agent and the relevant Lender:
(a)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
(b)	notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days' notice.
34.6.2	Any electronic communication made between the Agent, the Security Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent or the Security Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.
34.6.3	Any electronic communication which becomes effective, in accordance with sub-Clause 34.6.2, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.
34.7	English language
34.7.1	Any notice given under or in connection with any Finance Document must be in English.
34.7.2	All other documents provided under or in connection with any Finance Document must be:
(a)	in English; or
(b)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

35.	CALCULATIONS AND CERTIFICATES
35.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.
35.2	Certificates and determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
35.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.
36.	PARTIAL INVALIDITY
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
37.	REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, if any such right or remedy or constitute an election to affirm any of the Finance Documents on the part of the Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
38.	AMENDMENTS AND WAIVERS
38.1	Required consents
38.1.1	Subject to Clause 38.2 (Exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.
38.1.2	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

38.2	Exceptions
38.2.1	An amendment or waiver that has the effect of changing or which relates to:
(a)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);
(b)	an extension to the date of payment of any amount under the Finance Documents;
(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;
(d)	an increase in or an extension of any Commitment or any requirements that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;
(e)	a change to either Obligor other than in accordance with Clause 26 (Changes to the Obligors);
(f)	any provision which expressly requires the consent of all the Lenders;
(g)	Clause 2.2 (Finance Parties' rights and obligations), Clause 25 (Changes to the Lenders) or this Clause 38; or
(h)	the nature or scope of:
(i)	the guarantee and indemnity granted under Clause 18 (Guarantee and Indemnity);
(ii)	the Charged Property or the Transaction Security; or
(iii)	the manner in which the proceeds of enforcement are distributed, shall not be made without the prior consent of all the Lenders.
38.2.2	An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent or the Arrangers (each in their capacity as such) may not be effected without the consent of the Agent, the Security Agent or, as the case may be, the Arrangers.
38.3	Disenfranchisement of Defaulting Lenders
38.3.1	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:
(a)	the Majority Lenders; or
(b)	whether:
(i)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Facility; or

(ii)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender's Commitments under the Facility will be reduced by the amount of its Available Commitments under the Facility and, to the extent that that reduction results in that Defaulting Lender's Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of sub-paragraphs (i) and (ii) above.

38.3.2	For the purposes of this Clause 38, the Agent may assume that the following Lenders are Defaulting Lenders:
(a)	any Lender which has notified the Agent that it has become a Defaulting Lender;
(b)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraph (a), (b) or (c) of the definition of "Defaulting Lender" has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.
38.4	Excluded Commitments
If any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within five (5) Business Days (unless the Borrower and the Agent agree to a longer time period in relation to any request) of that request being made:
(a)	its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve that request; and
(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
38.5	Replacement of a Defaulting Lender
38.5.1	The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving ten (10) Business Days' prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a "Replacement Lender") selected by the Borrower, and which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender in accordance with Clause 25 (Changes to the Lenders).

38.5.2	Any transfer of rights and obligations of a Defaulting Lender pursuant to this clause shall be subject to the following conditions:
(a)	the Borrower shall have no right to replace the Agent;
(b)	neither the Agent nor the Defaulting Lender shall have any obligationto the Borrower to find a Replacement Lender;
(c)	the transfer must take place no later than ten (10) Business Days after the notice referred to in sub-Clause 38.5.1;
(d)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and
(e)	the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to sub-Clause 38.5.1 once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.
38.5.3	The Defaulting Lender shall perform the checks described in sub-Clause 38.5.2(e) as soon as reasonably practicable following delivery of a notice referred to in Clause 38.5.1 and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.
39.	CONFIDENTIALITY
39.1	Confidential Information
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 39.2 (Disclosure of Confidential Information) and sub-Clause 39.3.1 of Clause 39.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.
39.2	Disclosure of Confidential Information
Any Finance Party may disclose:
(a)	to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate;
(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, Representatives and professional advisers;
(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Representatives and professional advisers;
(iii)	appointed by any Finance Party or by a person to whom sub- Clause 39.2(b)(i) or sub-Clause 39.2(b)(ii) applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, any person appointed under sub-Clause 27.14.3 of Clause 27.14 (Relationship with the Lenders));
(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in sub-Clause 39.2(b)(i) or sub-Clause 39.2(b)(ii);
(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;
(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 25.8 (Security over Lenders' rights);
(viii)	who is a Party; or
(ix)	with the consent of the Borrower;
in each case, such Confidential Information as that Finance Party shall consider appropriate if:
(A)	in relation to sub-Clauses 39.2(b)(i), 39.2(b)(ii) and 39.2(b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to sub-Clause 39.2(b)(iv), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; and

(C)	in relation to sub-Clauses 39.2(b)(v) and 39.2(b)(vi), the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(c)	to any person appointed by that Finance Party or by a person to whom sub- Clause 39.2(b)(i) or sub-Clause 39.2(b)(ii) applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party.
39.3	Disclosure to numbering service providers
39.3.1	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:
(a)	names of Obligors;
(b)	country of domicile of Obligors;
(c)	place of incorporation of Obligors;
(d)	the Signing Date;
(e)	the names of the Agent and the Arrangers;
(f)	date of each amendment and restatement of this Agreement;
(g)	amount of Total Commitments;
(h)	currencies of the Facility;

(i)	type of Facility;
(j)	ranking of Facility;
(k)	the Final Repayment Date for the Facility;
(l)	changes to any of the information previously supplied pursuant to paragraphs (a) to (k) above; and
(m)	such other information agreed between such Finance Party and any Obligor, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.
39.3.2	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.
39.3.3	Each Obligor represents that none of the information set out in sub- Clause 39.3.1 is, nor will at any time be, unpublished price-sensitive information.
39.3.4	The Agent shall notify the Obligors and the other Finance Parties of:
(a)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and
(b)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.
39.4	Entire agreement
This Clause 39 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.
40.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS
40.1	Confidentiality and disclosure
40.1.1	The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by this Clause 40.1.
40.1.2	The Agent may disclose:

(a)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the Borrower pursuant to Clause 9.4 (Notification of rates of interest); and
(b)	any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.
40.1.3	The Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:
(a)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price- sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;
(b)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;
(c)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor , as the case may be, it is not practicable to do so in the circumstances; and

(d)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.
40.1.4	The Agent's obligations in this Clause 40 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 9.4 (Notification of rates of interest) provided that (other than pursuant to sub-Clause 40.1.2) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.
40.2	Related obligations
40.2.1	The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price- sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.
40.2.2	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:
(a)	of the circumstances of any disclosure made pursuant to sub-Clause 40.1.3(b) of Clause 40.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(b)	upon becoming aware that any information has been disclosed in breach of this Clause 40.
40.3	No Event of Default
No Event of Default will occur under Clause 24.3 (Other obligations) by reason only of an Obligor's failure to comply with this Clause 40.
41.	COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12
GOVERNING LAW AND ENFORCEMENT

42.	GOVERNING LAW
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
43.	ENFORCEMENT
43.1	Jurisdiction
43.1.1	The courts of England or the DIFC shall have jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement (a "Dispute").
43.1.2	The Parties agree that the courts of England or the DIFC are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
43.1.3	The provisions of this Clause 43.1 are for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.
43.2	Service of process
Without prejudice to any other mode of service allowed under any relevant law, each Obligor:
(a)	irrevocably appoints:
(i)	Portland Place Nominees Limited, 34 Anyards Road Cobham, Surrey, UK, KT11 2LA as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and
(ii)	Aegean Petroleum International Inc. (DMCC Branch), Unit No: 409, Tiffany Towers,, Plot No: JLT-PH2-W2A, Jumeirah Lakes Tower, Dubai, UAE as its agent for service of process in relation to any proceedings before the DIFC courts in connection with any Finance Document; and
(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
THE ORIGINAL LENDERS

Name of Lender	Address	Details for Notices/Administrative matters	Commitment (AED)
United Arab Bank P.J.S.C.	Address:	UAB Al Quoz Branch Corporate & Institutional Banking PO Box 392066 Dubai United Arab Emirates	164,415,000
	Attention:	Prashant Malhotra – CIB Dubai
	Fax:	+971 (4) 3510946
Abu Dhabi Commercial Bank P.J.S.C.	Credit matters		110,000,000
	Address:	Nassima Tower 7th Floor PO Box 555572 Dubai United Arab Emirates
	Attention:	Cheryl Pinto / Venkata Krishnan
	Fax:	+971 2 610 9714
	Tel:	+971 4 3875410 / 3875482
	Email:	cheryl.p@adcb.com/venkatakrishnan. narasimhachari@adcb.com

Operational matters

Address:	ADCB Head Office Sheikh Zayed Bin Sultan Street PO Box 939 Abu Dhabi United Arab Emirates
Attention:	Syndication Desk /

Name of Lender	Address	Details for Notices/Administrative matters	Commitment (AED)
Mohamed Gamil / Mark De Guzman
	Fax:	+971 2 610 9714
	Tel:	+971 2 6966438 /6965111
	Email:	syndicationdesk@adcb.com / mohamed.g@adcb.com / mark.deguzman@adcb.com
Commercial Bank of Dubai psc	Address:	Al-Ittihad Street Port Saeed Deira PO Box 2668 Dubai United Arab Emirates	92,125,000
	Attention:	Robin George / Rajesh Kalan
	Fax:	+971 4 2121180 / 2050148 / 2121870
	Tel:	+971 4 2121188 / 2121827 / 2121869
	Email:	robbing@cbd.ae / rajesh.kalan@cbd.ae
National Bank of Oman S.A.O.G., Dubai Branch	Credit matters		73,460,000
	Address:	PO Box 66106 Dubai United Arab Emirates
	Attention:	Ayappa Kaimal / Hema Mansharamani / Glen Hettiarachchi
	Fax:	+971 4 3387183
	Tel:	+971 4 3049450 / 3049463 / 3049468
	Email:	ayappak@nbo.co.om / hema@nbo.co.om / glenh@nbo.co.om

Name of Lender	Address	Details for Notices/Administrative matters	Commitment (AED)

Operational matters

	Address:	National Bank of Oman, S.A.O.G., Abu Dhabi Branch PO Box 3822 Abu Dhabi United Arab Emirates
	Attention:	Anil Tiwari / Nidhi Alva / J.V. Poonja
	Fax:	+971 2 6710808 / 6711702
	Tel:	+971 2 6711676 / 6711802 / 6321537
	Email:	anilt@nbo.co.om / nidhia@nbo.co.om
	Address:	National Bank of Oman, S.A.O.G., Dubai Branch PO Box 66106 Dubai United Arab Emirates
	Attention:	Jude Saparamadu
	Fax:	+971 4 3387183
	Tel:	+971 4 3049455
	Email:	jude@nbo.co.om
Total Commitments	n/a		440,000,000

SCHEDULE 2
CONDITIONS PRECEDENT
PART I
CONDITIONS PRECEDENT TO FIRST UTILISATION
1.	Transaction Documents
(a)	An original, duly executed by each party, of each of:
(i)          this Agreement;
(ii)          the Account Pledge and Assignment Agreement;
(iii)          the Insurance Assignment Agreement;
(iv)          each Fee Letter; and
(v)          the Subordination Deed.
(b)	An agreed form of:
(i)          the Conditional Assignment of Leasehold Rights;
(ii)          the English Security Assignment;
(iii)          the Pledge over Assets;
(iv)         the Share Pledge; and
(v)          the UAE Security Assignment.
(c)	Copies of each Material Contract.
(d)	Evidence that the Take or Pay Lease has been amended to ensure that:
(i)	the term of the Take or Pay Lease is at least equal to the tenor of the Facility; and
(ii)	the Take or Pay Lease cannot be terminated, cancelled or otherwise amended without the prior written consent of the Majority Lenders.
2.	Original Obligors
(a)	A copy of the constitutional documents of each Obligor.
(b)	A copy of the constitutional documents of the UAE registered branch of the Borrower.
(c)	A copy of a certificate of good standing for each Obligor.

(d)	A copy of a resolution of the board of directors of each Obligor:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;
(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and
(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.
(e)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (d) above.
(f)	Where a Finance Document has been signed or will be signed by way of a power of attorney, a certified copy of each such power of attorney in respect of each of party.
(g)	A copy of a resolution signed by all the holders of the issued shares in the Borrower, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Borrower is a party.
(h)	A certificate of each Obligor (signed by a director) confirming that borrowing guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing, security or similar limit binding on that Obligor to be exceeded.
(i)	A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in Part I of this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the Signing Date.
3.	Legal opinions
An agreed form of each of the following legal opinions:
(a)	a legal opinion of Clifford Chance LLP, legal advisers to the Arrangers, the Security Agent and the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement;
(b)	a legal opinion of Clifford Chance LLP, legal advisers to the Arrangers, the Security Agent and the Agent in the UAE, substantially in the form distributed to the Original Lenders prior to signing this Agreement; and
(c)	a legal opinion of Clifford Chance LLP, legal advisers to the Arrangers, the Security Agent and the Agent in the Marshall Islands, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

4.	Insurances
(a)	A copy of an insurance report prepared by the Insurance Advisor in a form and substance satisfactory to the Agent; and
(b)	Evidence satisfactory to the Agent that the Borrower has in place all policies of insurance as required by this Agreement.
5.	Accounts
An account mandate in respect of each Account and a confirmation from the Agent that each Account has been opened and is operational.
6.	Existing Facility and Existing Security
(a)	Evidence that the Existing Facility will be repaid and discharged in full on the first Utilisation Date.
(b)	A signed but undated copy of all deeds of release, release agreements and any other documentation necessary to ensure that the Existing Security is released upon the repayment and discharge in full of the Existing Facility.
7.	Other documents and evidence
(a)	An electronic copy of a report prepared by KPMG dated 21 April 2015 addressed to KGS Alpha providing an independent review of the macro-economic, market and financial risks for fuel storage at the Terminal, in a form and substance satisfactory to the Agent.
(b)	A valuation report prepared by the Valuer dated 22 April 2015 valuing the tangible assets at the Terminal, in a form and substance satisfactory to the Agent.
(c)	An electronic copy of the Financial Model.
(d)	Evidence that any process agent referred to in Clause 43.2 (Service of process) has accepted its appointment.
(e)	The Original Financial Statements.
(f)	An audited balance sheet and income statement for the Borrower in a form and substance satisfactory to the Agent dated as of 31 December 2014.
(g)	Evidence that there has been no material adverse change in the financial condition of the Obligors or the Group since the preparation of the Original Financial Statements delivered under paragraph (e) above.
(h)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 12 (Fees) and Clause 17 (Costs and Expenses) have been or will be paid on or prior to the first Utilisation Date.

(i)	Provision by each Obligor of all information necessary to comply with any money laundering regulations, "know your customer" checks and other identification procedures as may be requested by the Agent.
(j)	A copy of a duly completed Form W-8BENE in respect of each Obligor.
(k)	Any other agreements, documents and evidence as the Agent may require in connection with the Facility and/or the Finance Documents.

PART II
CONDITIONS PRECEDENT TO SECOND UTILISATION
1.	Transaction Documents
An original, duly executed by each party, of each of:
(a)	the Conditional Assignment of Leasehold Rights;
(b)	the English Security Assignment;
(c)	the Pledge over Assets;
(d)	the Share Pledge; and
(e)	the UAE Security Assignment.
2.          Security
(a)	A copy, duly executed by each party, of all deeds of release, release agreements and any other documentation evidencing that the Existing Security has been released.
(b)	The Transaction Security referred to in paragraph 1 above has been perfected, including evidence that:
(i)	notices of assignment/charge in relation to the Transaction Security have been received and acknowledged by each of the parties to the contractual arrangements which are the subject of the Security Documents; and
(ii)	no prior notice of any Security Interest in respect of such contractual arrangements has been received by such parties (other than in relation to the Existing Security Documents).
(c)	Any other evidence as may be required by the Agent to ensure that the Transaction Security has been perfected.
3.          Legal opinions
(a)	A legal opinion of Clifford Chance LLP, legal advisers to the Arrangers, the Security Agent and the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.
(b)	A legal opinion of Clifford Chance LLP, legal advisers to the Arrangers, the Security Agent and the Agent in the UAE, substantially in the form distributed to the Original Lenders prior to signing this Agreement.
(c)	A legal opinion of Clifford Chance LLP, legal advisers to the Arrangers, the Security Agent and the Agent in the Marshall Islands, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

SCHEDULE 3
UTILISATION REQUEST
From:	Aegean Oil Terminal Corporation
To:	United Arab Bank P.J.S.C. as Agent
Address:	UAB Al Quoz Branch Corporate & Institutional Banking PO Box 392066PO Box 25022 Dubai United Arab Emirates
Attention:	Agency Desk
Fax:	+971 (6) 5733906
Dated:	[▪]

Dear Sirs
Aegean Oil Terminal Corporation – AED440,000,000 Facility Agreement
dated [•] 2015 (the "Agreement")
1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2.	We wish to borrow a Loan on the following terms:
Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)
Amount:	AED[•] or, if less, the Available Facility
Purpose:	Repayment of the [Existing Facility/Guarantor Intercompany Loan]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.
4.	The proceeds of this Loan should be credited to the following [account].
5.	This Utilisation Request is irrevocable.
Yours faithfully

……………………………..
authorised signatory for
Aegean Oil Terminal Corporation

SCHEDULE 4
EXISTING SECURITY DOCUMENTS
1.	The Dutch law governed account pledge agreement dated 11 March 2013 entered into between the Borrower as pledgor and ABN Amro Bank N.V. as pledgee and account bank.
2.	The English law governed assignment agreement dated 16 October 2013 entered into between the Borrower as assignee and ABN Amro Bank N.V. as assignee in relation to certain material project contracts.
3.	The Marshall Islands law governed pledge agreement dated 11 October 2013 entered into between the Guarantor as pledgor and ABN Amro Bank N.V. as security agent in relation to the shares held by the Guarantor in the Borrower.
4.	The UAE law governed master asset pledge agreement dated 4 October 2013 entered into between the Borrower as pledgor and ABN Amro Bank N.V. as security agent in relation to all fixed assets of the Borrower described therein.
5.	The UAE law governed pledge agreement dated 4 October 2013 entered into between the Borrower as pledgor, Georgios Moustakas as bailee and ABN Amro Bank N.V. as security agent in relation to all fixed assets of the Borrower described therein.
6.	The UAE law governed assignment agreement dated 11 October 2013 entered into between the Borrower as assignor and ABN Amro Bank N.V. as assignee in relation to certain material project contracts.
7.	The UAE law governed assignment agreement dated 4 December 2013 entered into between the Borrower as assignor and ABN Amro Bank N.V. as security agent in relation to the Land Lease Agreement.

SCHEDULE 5
FORM OF TRANSFER CERTIFICATE
To:	United Arab Bank P.J.S.C. as Agent
Address:	UAB Al Quoz Branch Corporate & Institutional Banking PO Box 392066 Dubai United Arab Emirates
Attention:	Agency Desk
Fax:	+971 (6) 5733906
From:	[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")
Dated:	[▪]

Aegean Oil Terminal Corporation – AED440,000,000 Facility Agreement
dated [•] 2015 (the "Agreement")

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 25.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation and in accordance with Clause 25.5 (Procedure for transfer), all of the Existing Lender's rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitment and participations in Loans under the Agreement as specified in the Schedule.

(b)	The proposed Transfer Date is [•].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 34.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in sub-Clause 25.4.3 of Clause 25.4 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

6.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [•].

United Arab Bank P.J.S.C.

By:

SCHEDULE 6
MINIMUM REPAYMENT SCHEDULE

Repayment Date	Repayment Instalment (AED)
30 June 2016	11,000,000
30 September 2016	11,000,000
31 December 2016	5,500,000
31 March 2017	5,500,000
30 June 2017	5,500,000
30 September 2017	5,500,000
31 December 2017	16,500,000
31 March 2018	16,500,000
30 June 2018	16,500,000
30 September 2018	16,500,000
31 December 2018	16,500,000
31 March 2019	16,500,000
30 June 2019	16,500,000
30 September 2019	16,500,000
31 December 2019	16,500,000
31 March 2020	16,500,000
30 June 2020 30 September 2020 31 December 2020 31 March 2021 30 June 2021 30 September 2021 31 December 2021	16,500,000 16,500,000 16,500,000 16,500,000 16,500,000 16,500,000 16,500,000

31 March 2022	16,500,000
30 June 2022	16,500,000
30 September 2022	16,500,000
31 December 2022	16,500,000
31 March 2023	16,500,000
30 June 2023	16,500,000
30 September 2023	16,500,000

SCHEDULE 7
FORM OF COMPLIANCE CERTIFICATE
From:	Aegean Oil Terminal Corporation
To:	United Arab Bank P.J.S.C. as Agent
Address:	UAB Al Quoz Branch Corporate & Institutional Banking PO Box 392066 Dubai United Arab Emirates
Attention:	Agency Desk
Fax:	+971 (6) 5733906
Dated:	[•]

Dear Sirs
Aegean Oil Terminal Corporation- AED440,000,000 Facility Agreement
dated [•] 2015 (the "Agreement")

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that no Default is continuing.

3.	We confirm that:

(a)	in respect of the Guarantor:

(i)	Consolidated Net Working Capital is not less than one hundred and twenty-five million Dollars (US$125,000,000), being [•];

(ii)	Consolidated Tangible Net Worth is not less than four hundred and ten million Dollars (US$410,000,000), being [•];

(iii)               the ratio of Consolidated Current Assets to Consolidated Current Liabilities is not less than 1.15:1 and is [•];

(iv)            the ratio of Consolidated Total Liabilities to Consolidated Total Assets does not exceed 0.70:1, and is [•]; and

(v)	the ratio of Consolidated EBITDA to Consolidated Interest Expenses in respect of the Measurement Period ending [•] exceeds 1.9 to 1, and is [•]; and

(b)	in respect of the Borrower:

(i)	Borrower Tangible Net Worth/Total Equity is not less than one hundred million Dollars (US$100,000,000), being [•];

(ii)	the ratio of Borrower Current Assets to Borrower Current Liabilities is not less than 1.00:1 and is [•];

(iii)	the Borrower Leverage Ratio is [•];
(iv)	the Borrower Gearing Ratio is [•];
(v)	the Borrower Debt Service Cover Ratio is not less than 1.25:1 and is [•]; and

(vi)	the Loan to Value Ratio is not more than 0.64:1 and is [•].

4.	We set out below calculations establishing the figures in paragraph 3 above: [•]

Yours faithfully

authorised signatory for the Borrower	authorised signatory for the Borrower

authorised signatory for the Guarantor	authorised signatory for the Guarantor

SCHEDULE 8
TIMETABLES

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U – 3 11:00 a.m.
Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders' participation)	U – 2 11:00 a.m.
EIBOR is fixed	Quotation Day 11:00 a.m.
Reference Bank Rate calculated by reference to available quotations in accordance with Clause 11.2 (Calculation of Reference Bank Rate)	Noon on the Quotation Day

"U" = Utilisation Date or, if applicable, in the case of a Loan that has already been borrowed, the first day of the relevant Interest Period for that Loan
"U - X" = Business Days prior to Utilisation Date

EXECUTION by the parties:

THE BORROWER

Aegean Oil Terminal Corporation

By: /s/ [ILLEGIBLE]

THE GUARANTOR

Aegean Marine Petroleum Network Inc.

By: /s/ [ILLEGIBLE]

THE INITIAL MANDATED LEAD ARRANGER

United Arab Bank P.J.S.C.

By: /s/ [ILLEGIBLE]

By: /s/ [ILLEGIBLE]

THE MANDATED LEAD ARRANGERS

Abu Dhabi Commercial Bank P.J.S.C.

By: /s/ Ashish Sharma

By: /s/ [ILLEGIBLE]

Commercial Bank of Dubai psc

By: /s/ [ILLEGIBLE]

By: /s/ [ILLEGIBLE]

THE LEAD ARRANGER

National Bank of Oman S.A.O.G., Dubai Branch

By: /s/ Manoj Nair

By:

THE LENDERS

United Arab Bank P.J.S.C.

By: /s/ [ILLEGIBLE]

By: /s/ [ILLEGIBLE]

Abu Dhabi Commercial Bank P.J.S.C.

By: /s/ Ashish Sharma

By: /s/ [ILLEGIBLE]

Commercial Bank of Dubai psc

By: /s/ [ILLEGIBLE]
By: /s/ [ILLEGIBLE]

National Bank of Oman S.A.O.G., Dubai Branch

By: /s/ Manoj Nair

By:

THE AGENT

United Arab Bank P.J.S.C.

By: /s/ [ILLEGIBLE]

By: /s/ [ILLEGIBLE]

THE SECURITY AGENT

United Arab Bank P.J.S.C. By:

By: /s/ [ILLEGIBLE]
By: /s/ [ILLEGIBLE]